   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1998
                                                      REGISTRATION NO. 333-61795

================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------
                               Amendment No. 1 to
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           ---------------------------
                                   eSOFT, INC.
        (Exact name of small business issuer as specified in its charter)


              [DELAWARE]                                 7372                                   84-0938960
      (State or jurisdiction of              (Primary Standard Industrial                    (I.R.S. Employer
    incorporation or organization)            Classification Code Number)                 Identification Number)


     5335 STERLING DRIVE, SUITE C                                                            PHILIP L. BECKER
          BOULDER, CO 80301                                                              CHIEF EXECUTIVE OFFICER
            (303) 444-1600                                                             5335 STERLING DRIVE, SUITE C
   (Address and telephone number of                                                         BOULDER, CO 80301
     principal executive offices)                                                             (303) 444-1600
                                                                                       (Name, address and telephone
                                                                                       number of agent for service)

                           ---------------------------
                                   COPIES TO:

                            LESTER R. WOODWARD, ESQ.
                           DAVIS, GRAHAM & STUBBS LLP
                       370 SEVENTEENTH STREET, SUITE 4700
                             DENVER, COLORADO 80202
                                 (303) 892-9400
                           ---------------------------

                  APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:
                   As soon as practicable after the effective
                      date of this Registration Statement.

                           ---------------------------

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


              If delivery of the prospectus is expected to be made
               pursuant to Rule 434, check the following box. [ ]
                           ---------------------------

                                     CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                                     Proposed Maximum    Proposed
                                                                      Offering Price      Maximum
             TITLE OF EACH CLASS OF                 Amount to be       Per Share(1)      Aggregate          Amount of
           SECURITIES TO BE REGISTERED               Registered                       Offering Price(1)  Registration Fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share........... 3,754,780 shares        $7.38         $27,710,276          $8,398
=========================================================================================================================

(1) Based upon the average of the high and low price for the Common Stock on August 17, 1998, as reported by the Nasdaq SmallCap Market.

                           ---------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS

                                3,622,470 Shares

                                     [LOGO]

                                   eSOFT, INC.

                                  Common Stock
                           --------------------------

         The 3,622,470 shares of Common Stock, $.01 par value (the "Common Stock"), offered hereby (the "Shares") are being offered by stockholders (the "Selling Stockholders"). See "Selling Stockholders."

         The Common Stock of eSoft, Inc. (the "Company") recently became listed and began trading on the Nasdaq SmallCap Market under the symbol "ESFT." Prior to such listing, there was no trading market for the Company's Common Stock in the United States. Although the Company's Common Stock is now listed for trading in the United States, there can be no assurance that an active public market will develop after the completion of this Offering, or that if developed, it will be sustained. Since March 17, 1998, the Common Stock also has been traded on the Vancouver Stock Exchange. The offering price of the Common Stock to be offered by this Prospectus will be determined by the market price in effect from time to time. See "Summary - NASDAQ SmallCap Listing, Initial Public Offering in Canada" and "Market for Common Equity and Related Stockholder Matters."

                           ---------------------------

         THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS," LOCATED AT PAGES 5 THROUGH 8.

                           ---------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.





           The date of this Prospectus is                     , 1998.
                                          _______________ ____

                                     SUMMARY

         The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information appearing elsewhere in this Prospectus, including the information set forth under "Risk Factors," "Management's Discussion and Analysis of Results and Operations" and the financial statements (including the notes thereto).

THE COMPANY

         The Company was incorporated under the laws of the State of Colorado on March 3, 1984, and was merged into a newly formed Delaware corporation as of February 17, 1998, retaining the same name.

         In its early years, the focus of the Company was oriented towards the development and sale of a computer bulletin board software product known as TBBS. TBBS Software creates a multi-user host for direct dial-in access for multiple users for on-going messaging, file transfer and data access. Concurrent with the rapid rise of Internet related communications media, the demand for TBBS software declined. In response, the Company designed a new product line of Internet protocol adapters which are now being marketed under the acronym IPAD (Internet Protocol Adapter Device). The Company launched its first IPAD product in 1996.

         The Company's principal executive offices are located at 5335 Sterling Drive, Suite C, Boulder, Colorado, 80301. The Company's telephone number is 303-444-1600.

THE INTERNET PROTOCOL ADAPTOR DEVICE

         The IPAD is designed to be a total Internet/Intranet connectivity solution without the complexity and high cost of traditional solutions. It affords to small-to-medium-sized businesses ("SMBs"), institutions, and educational sites a full connectivity solution that is economical, easily installed and managed by existing information systems personnel. To complete the Internet connection package for the customer, through major national access providers, the Company can provide hardware connectivity options covering all the major line options such as Analog, ISDN line, Leased Line, ADSL Cable Modem, and LAN Feed. The IPAD product line includes all other accessories needed to complete the connection, such as turnkey web servers, line interface devices, modems and rack equipment.

          There are currently three IPAD models offered by the Company which provide full functionality of routers, firewall, E-mail server, DNS server, FTP server and WWW server. All the IPADs utilize an Intel Pentium CPU, and are typically configured with 8MB of RAM, a 1.2 GB hard drive and 1.44 MB floppy drive. The IPAD 5000, the most sophisticated of the three models, integrates Internet hardware and communications software into a user friendly turnkey system, which does not require extensive technical knowledge to support. Utilizing an Intel Pentium CPU, the IPAD 5000 is typically configured with 8MB of RAM, a 1.2GB hard drive and 1.44 MB floppy drive. The hardware also includes five open slots to allow for greater customized interface configuration. The IPAD 2500, the mid-range model, is a desktop unit that contains a router with firewall capabilities, a terminal server offering up to eight serial ports and the same basic Internet connectivity provided by all of the Company's IPAD units. The IPAD 1200 is also a desktop unit primarily designed for mass production without significant customization for specific client needs. The IPAD 1200 utilizes the same hardware configuration as the IPAD 5000, has two serial ports and a 10 MB Ethernet card and can connect a business LAN of up to 150 users to the Internet using a single address.

OTHER SERVICES

         Customers can purchase a contract through which the Company offers technical support services to address customers' specific application needs. More focused than the general seminars, such technical support services are designed to address concerns of individual clients for applications ranging from the launching of their web presence, to the reconfiguration of their LAN to optimize both efficiency and connectivity.

INITIAL PUBLIC OFFERING IN CANADA

         On March 16, 1998, the Company completed an initial public offering of 1,550,000 shares of its Common Stock at a price of $1.00 per share in British Columbia, Canada (the "Canadian Offering"). The offering was made by C.M. Oliver & Company Limited (the "Agent") pursuant to an Agency Agreement under which the Agent guaranteed the sale of all of the shares. The shares sold in such offering were not registered under the Securities Act of 1933 (the "1933 Act") and were offered pursuant to an exemption from the registration requirements of the 1933 Act provided by Regulation S under the 1993 Act.

         The net proceeds to the Company from the Canadian Offering were approximately $1,009,150, after payment of $116,750 commissions to the Agent (7.5% of the offering price) and the payment of $424,100 of other expenses of the offering, of which $75,000 was evidenced by a promissory note that was paid, pursuant to the Company's option, by the issuance of shares of common stock valued at $1.00 per share. The Agent was also issued warrants to purchase 250,000 shares of Common Stock that it exercised at $1.00 per share in April 1998. The net cash proceeds of the Canadian Offering are being used approximately as follows:

Capital Equipment Purchases                    $  196,000
Research and Development                          214,000
Sales and Distribution Channel Development        340,000
Working Capital                                   259,150
                                               ----------
Total                                          $1,009,150
                                               ==========

JUNE 1998 PRIVATE PLACEMENT

         On June 15, 1998, the Company completed the private placement of 1,468,941 shares of its common stock at a price of $4.25 per share for a total offering of $6,243,000 (the "June 1998 Private Placement"). The June 1998 Private Placement was placed through C.M. Oliver & Company Ltd. of Vancouver, B.C. (the "Agent"), the Agent for the Canadian Offering, with the participation of sub-agents and finders.

         The net cash proceeds to the Company from the private placement were approximately $5,531,000 after payment of expenses of the offering, estimated at $204,175, and payment of $507,825 (8.13% of the offering price) commissions to the Agent, sub-agents, and finders who also were issued warrants to purchase 159,318 (10.85% of the offered shares) of the Company's Common Stock at a price of US $4.25 in the first year and US $4.90 in the second year. The approximate net cash proceeds of the June 1998 Private Placement are proposed to be used as follows:

Working Capital Funding of Increase
  in Accounts Receivable and Inventory           $3,000,000
Marketing, Sales and Administrative Expenses      1,000,000
Working Capital                                   1,531,000
                                                 ----------
Total                                            $5,531,000
                                                 ==========

         In the event that the proceeds of the offering, together with cash flow from operations, if any, is insufficient to meet all of the expenses to which the proceeds have been allocated, the Company will be required to re-evaluate its planned expenditures and allocate its total resources in such manner as the Board of Directors and management deems to be in the best interest of eSoft in accordance with applicable regulatory requirements. Moreover, the Board of Directors and management may, for business reasons, reallocate funds among these or other uses in order to achieve the Company's operating objectives in accordance with applicable regulatory requirements.

         Shares sold outside the U.S. and not to U.S. Persons in the June 1998 Private Placement were sold pursuant to an exemption from the registration requirements of the Securities Act of 1933 under Regulation S. Shares were also offered and sold in the U.S. or to U.S. Persons pursuant to exemptions from such registration under Regulation D. The shares issued in the June 1998 Private Placement are eligible for the shortened hold period of four months in British Columbia pursuant to the requirements of BOR #97112 of the B.C. Securities Commission.

         The engagement letter with the Agent provided that the Company would file a registration statement under the Securities Act of 1933 to register all shares issued in the private placement for sale in the U.S., and to use its best efforts to cause such a registration statement to become effective within 180 days of the closing of the private placement. All of the shares issued in the June 1998 Private Placement are included in this offering (the "Offering") in fulfillment of the obligation to register those shares.

NASDAQ SMALLCAP LISTING

         On August 4, 1998, the Company's Common Stock became listed and began trading on the Nasdaq SmallCap Market.

THIS OFFERING

         The Company is registering an aggregate of 3,622,470 shares of its Common Stock to be offered for sale by stockholders of the Company. Of these shares, 2,966,052 shares are presently owned by the Selling Stockholders. An additional 409,600 shares may be offered by four of the Selling Stockholders which are consultants to the Company ("Consultants") if they acquire the shares upon exercise of warrants to purchase shares of Common Stock of the Company at an exercise price of $1.00 per share; 159,318 shares issuable upon the exercise of warrants exercisable at $4.25 per share until June 17, 1999 and $4.90 per share thereafter, held by the Agent, sub-agents and finders who placed shares in the June 1998 Private Placement, and 87,500 shares being registered may be offered by a Selling Stockholder if acquired from the Company upon exercise of warrants issued to the Selling Stockholder in connection with its purchase of 350,000 shares in a private transaction. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. If all shares offered hereunder that are purchasable upon the exercise of warrants are purchased, proceeds to the Company from the Warrant exercise will be $1,182,951.


Common Stock Outstanding Prior
     To This Offering..................................... 6,683,002 shares
Common Stock Offered:
    By the Selling Stockholders........................... 3,622,470 shares
Common Stock To Be Outstanding
     After This Offering.................................. 7,339,420 shares*
Use of Proceeds........................................... The Company will receive no proceeds from the sale
                                                           of shares by the Selling
                                                           Stockholders.

-------------------

*Assumes the exercise of warrants to purchase 656,418 shares.

                                  RISK FACTORS

         An investment in the shares of Common Stock offered hereby involves a high degree of risk relating to the Company, the industries in which the Company operates and the securities markets, particularly the markets for securities of small issuers. Prospective purchasers of Common Stock should consider carefully the information set forth below, as well as the other information in this Prospectus, in determining whether to purchase the shares of Common Stock offered hereby. In addition, certain information included in this Prospectus is forward-looking. Such forward looking information involves significant risks and uncertainties that could cause actual future results to differ significantly from those expressed in any forward-looking statements made by, or on behalf of, the Company. See also "Management's Discussion and Analysis of Financial Condition" and "Results of Operation - Forward Looking Statements."

         The Company operates a growing business in a competitive market. There are a number of risks inherent to the Company's business. These business risks should be considered in the context of the Company's business, which is described under "Business." These business risks include the following:

LIMITED OPERATING AND SALES HISTORY

         The Company first entered the market place in 1995, with the IPAD 5000 focused at Internet Service Providers. In 1997 the Models 2500 and 1200 were released as products to serve the small-to-medium sized business market. Through the second quarter of 1998, the Company has sold less than 1,100 units of these products, so they have not yet gained significant market exposure or demonstrable market acceptance. Given the absence of clear market acceptance with respect to these two newly introduced products, which in turn are projected to be responsible for approximately 90% of the Company's system sales in the next year, there can be no assurance that the Company will achieve its expected market penetration rates, and associated growth in sales revenues.

ANTICIPATED MARKET GROWTH/RELIANCE UPON THE INTERNET

         The Company's anticipated future growth in sales revenue is dependent upon the rate of growth of the market for its IPAD systems. Growth of this market in turn is dependent, in part, upon both the rate of growth of the Internet, and its reputation as a secure, architecturally stable, and reliable communications medium. Should these conditions erode, the Company's sales prospects may be adversely affected. Moreover, there is no assurance that the Company will be able to capture an increasing or consistent share of the market for Internet connector systems if the market grows as the Company expects.

RECENT LOSSES

         In the fiscal year ended December 31, 1997, and the first two quarters of fiscal 1998, the Company incurred losses. The Company does not expect to operate profitably for at least the remainder of 1998, as the Company intends to expand its sales and marketing expenditures, including developing a wholesale distribution network and to increase selling, general and administrative expenses. The Company's ability to restore profitability in future reporting periods is uncertain.

SUFFICIENCY OF WORKING CAPITAL

         The Company intends during fiscal 1998 and 1999 to continue rapid expansion of sales and marketing expenditures to develop a North American wholesale distribution network, resulting in significantly increased selling, general and administrative expenses and capital expenditures to meet this rapid expansion. These increased expenditures along with increased capital expenditures are anticipated to consume working capital. There can be no assurances that cash flow contributions from operations, coupled with presently available working capital will be sufficient to fully fund the planned expansion of sales and marketing activities, other increased expenditures and losses incurred from this expansion. It is therefore anticipated that the Company will require additional equity capital in the future, and there can be no assurance that it will be available on terms deemed desirable by the Company, if at all. In the event that cash flow from operations, if any, together with the proceeds of any future offerings, is insufficient to meet all of the expenses, the Company will be required to re-evaluate its planned expenditures and allocate its total resources in such manner as the Board of Directors and management deems to be in the best interest of eSoft.


TECHNOLOGICAL ADVANCES AND OBSOLESCENCE

         The Company operates within an industry subject to a rapid pace of technological obsolescence. The Company will seek to continuously enhance its products with technological improvements. Current technological improvement projects include the development of encryption software to facilitate IPAD supported virtual private network offering to become available when an industry standard for VPN protocols is established. There can be no assurance as to the ability of the Company to successfully and timely complete any or all of its development projects in order to establish and maintain a position at the leading edge of technological trends within its industry, and thereby maintain or improve its competitive position in relation to other market participants.

COMPETITION; FEW BARRIERS TO ENTRY

         The Internet connectivity business is highly competitive. A number of the Company's competitors are very well established in the marketplace, with larger sales volumes, broader brand name recognition, a wider base of technical resources. Most of the competitors have greater financial resources than the Company; two companies which the Company believes are primary competitors have raised between $20 million and $40 million of equity capital. As the market expands for products which perform in a manner similar to that of the IPAD product line, it is expected that a broader range of both small and large industry participants will enter the market place with competing products, as there are comparatively few barriers to entry. As such competition increases, industry margins on system sales may diminish. There can be no assurance that the Company will be able to effectively compete against such competitors given their entrenched market presence, or that the Company will be able to attain and maintain anticipated gross margins over time.

PROPRIETARY PROTECTION

         The Company has no registered trademarks nor has it filed any patent or design utility applications in any jurisdiction. The absence of such proprietary protection may diminish the ability of the Company to distinguish itself from other industry competitors. In addition, while the Company licenses its software to purchasers and restricts unauthorized use under its licensing provisions, this does not protect the Company from an erosion of potential revenue as a consequence of illicit software use and piracy.

NO PRODUCT LIABILITY INSURANCE

         The Company does not presently carry product liability or errors and omissions insurance. To the extent that the Company becomes subject to third party liability claims, its ability to adequately protect its assets and operations against potential liability exposure is uncertain.

RELIANCE ON KEY PERSONNEL; NO KEY MAN INSURANCE

         The Company's founder, Philip Becker, who is Chairman, Chief Executive Officer and Chief Technology Officer, is a key individual upon whom the Company is likely to be reliant to attain its commercial objectives. The loss of his services may impair the ability of the Company to attain its corporate objectives. An employment agreement has been entered into between the Company and Mr. Becker, but the Company does not presently carry key man insurance on Mr. Becker's life.

REGULATORY REQUIREMENTS

         The industry in which the Company operates is subject to a variety of regulatory rules and requirements in the United States, Europe and other countries where the Company hopes to establish markets. In particular, the IPAD products require access to telecommunications carriers and are therefore subject to regulation in the United States by the Federal Communications Commission ("FCC") and by other governmental regulatory agencies in other foreign countries. While the Internet is largely unregulated, changes in telecommunication regulations in various countries might impact the marketing of Internet related products such as the IPAD. The IPAD products use components purchased from other manufacturers which have the required FCC and foreign regulatory agency approvals and the Company relies upon verification of compliance by those manufacturers. The Company also has acquired the requisite CE product approval from the appropriate agency which permits the marketing of IPAD products in the European Union. (The Company's products may, however, be subject to other regulatory requirements adopted in various countries. Any such regulatory requirements could adversely affect the Company's ability to effectively compete in any market where such regulations are adopted. See "Business - Government Regulations".)

TELEPHONE CONNECTION COSTS AS IMPEDIMENTS IN FOREIGN COUNTRIES

         A significant cost factor for users of the IPAD products in certain countries is the cost of maintaining a telephone line committed to access to the Internet. Deregulation of telephone line access has begun in Europe in the last six months and telephone line access costs are expected to decline there, and deregulation in South America is beginning, but there can be no assurance as to when or at what pace any deregulation will have the effect of significantly reducing the cost of phone service utilization 24-hours per day and 7-days per week. With costs at their present levels, the demand for Internet access and therefore for the Company's products, may mature slowly in those countries affecting the Company's ability to penetrate those markets.

SHARES ELIGIBLE FOR FUTURE SALE; OPTIONS AND WARRANTS; DILUTION

         Sales in the public market of substantial amounts of Common Stock which have not previously been publicly sold could have an adverse effect on the price of the Company's Common Stock. In addition to the 3,622,470 shares offered hereunder, an estimated 2,000,000 shares are eligible for sale pursuant to Rule 144 under the Securities Act of 1933, and the Company has granted 1,616,418 warrants and options to purchase shares of Common Stock at prices ranging from $1.00 per share to $7.15 per share which may become available for public sale in the future. In addition, the issuance of shares upon exercise of such options and warrants, if exercised at prices below the then current market price for the stock, would have a dilutive effect upon the value of the shares then outstanding.

POSSIBLE STRATEGIC RELATIONSHIPS

         The Company hopes to establish strategic alliance relationships with computer component manufacturers and/or marketers and with telecommunications companies which will permit the IPAD products to be sold in conjunction with other products and telecommunications services. No such relationships have been established as yet and there is no assurance that negotiations for such relationships will be successfully completed. If the Company establishes such relationships it may become heavily dependent upon such strategic alliance partners to maintain and expand its presence in the marketplace and the greater economic resources of the other parties to such relationships may force significant reductions in prices at which the Company can sell its products and thus adversely affect its margins and potential for profits.

CONCENTRATION OF SALES

         During the last two fiscal quarters, the Company had three customers which accounted for 10% or more of IPAD product sales during that period. The three customers represented 15%, 14% and 11% of revenue for the six months ended June 30, 1998. With such concentration of its sales, the Company is exposed to significant declines in revenue in future periods if one or more of the large customers discontinues or substantially reduces its purchases in future periods. Moreover, the larger customers are electronic products distributors which have recently become distributors of the IPAD products and have purchased significant quantities of the products to establish inventories of the distributors and their affiliated resellers or dealers. Unless the products are promptly resold to end users, future sales to these distributors will likely decline. Any significant decline in sales revenue would likely have a material adverse impact on the Company's ability to attain or maintain profitability.

NEW, UNDEVELOPED PUBLIC MARKET

         The Company's Common Stock recently became listed and began trading on the NASDAQ SmallCap Market. Prior to such listing, there has been no public market for the Company's Common Stock in the United States. Since March 17, 1998, the Company's Common Stock has been traded on the Vancouver Stock Exchange. There can be no assurance that an active public market on either the NASDAQ SmallCap Market or the Vancouver Stock Exchange will develop or be sustained. See "Market for Common Equity and Related Stockholder Matters-Common Stock."

YEAR 2000 ISSUES

         The Company has identified year 2000 compliance deficiencies in its TBBS product line and in early modules of a component of the hardware that supports the IPAD products. All deficiencies are expected to be corrected by software program fixes or revisions by early 1999 without material costs to the Company. Other possible impacts of year 2000 issues by reason of possible deficiencies have not been thoroughly evaluated and, therefore, some impact not yet identified could have material adverse effect upon the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Effect."

NO DIVIDENDS

         The Company has not paid dividends in the past and does not anticipate paying dividends in the near future. The Company expects to retain its earnings to finance further growth and, when appropriate, retire existing debt.

                                 USE OF PROCEEDS

         The Company will receive no proceeds from the sale of Common Stock by the Selling Stockholders pursuant to this Prospectus. For a discussion of the intended use of the proceeds of the June 1998 Private Placement and the Canadian Offering see the "Summary - June 1998 Private Placement and Initial Public Offering in Canada."

WARRANTS

If all shares offered hereunder that are purchasable upon the exercise of warrants are purchased, the proceeds to the Company from the Warrant exercise will be $1,182,951.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the financial statements and accompanying notes included elsewhere in the Registration Statement.

                         LIQUIDITY AND CAPITAL RESOURCES

         In February and March 1998, the Company completed a $340,000 private placement of 340,000 shares of the Company's common stock, all at a price of $1.00 per share to officers, directors, key employees and consultants of the Company. The Company accepted subscriptions for 50,000 shares, included in above, at a price of $1.00 which was collected in April 1998.

         In the first quarter of 1998 the Company converted the non-interest bearing Note payable to related parties in the amount of $355,903 into 355,903 shares of the Company's common stock at a price of $1.00 per share.

         In March 1998, the Company completed its initial public offering of 1,550,000 shares of the Company's common stock at an offering price of $1.00 per share. Additionally, the Agent was issued 110,000 shares of the Company's common stock in the Canadian Offering along with warrants to purchase 250,000 shares of the Company's common stock at a price of $1.00 for the first 12 months and at a price of $1.15 for the next 12 months. The agent, subsequent to March 31, 1998, exercised its right to purchase 250,000 shares of common stock.

         On June 15, 1998, eSoft completed the private placement of 1,468,941 shares of its common stock at a price of $4.25 per share for a total offering of $6,243,000. The net cash proceeds to the Company from the private placement were approximately $5,531,000 after payment of expenses of the offering, estimated at $204,175, and payment of $507,825 (8.13% of the offering price) commissions to the Agent, sub-agents, and finders who will also be issued warrants to purchase 159,318 (10.85% of the offered shares) shares of the Company's common stock at a price of US $4.25 in the first year and US $4.90 in the second year.

         In April 1998, eSoft issued 250,000 shares of its common stock at a price of $1.00 per share for a total of $250,000, upon the exercise of agent warrants issued in conjunction with the Company's March 1998 Initial Public Offering to its Canadian agents.

         As a result of the above-described transactions, the Company's cash position increased by $5,844,000 since December 31, 1997 and its working capital increased from $251,000 at December 31, 1997 to $6,794,000 at June 30, 1998.
Management expects the Company to continue to incur losses and to increase its accounts receivable as the current steep growth of sales is expected to continue to accelerate. Management believes that its current cash position and the anticipated receipts will be sufficient to meet its working capital needs for the current fiscal year.

CASH FLOW - JUNE 30, 1998

         During the six months ended June 30, 1998, cash increased by $5,844,000. Adjustments to reconcile net loss resulted in an adjustment of the use of funds by $181,000 from depreciation, amortization of software costs, provision for loss on accounts receivables, and issuance of compensatory options. Funds used in operating activities were ($1,623,000). Funds of $479,000 was provided form operating activities from an increase of $334,000 in accounts payables, $92,000 from an increase in accrued expenses, an increase in deferred revenue of $44,000 and a decrease of other assets of $10,000. Operating funds of $1,456,000 were used to finance the $1,225,000 increase in accounts receivable, $120,000 increases in inventories, and $111,000 increase in prepaids. Investments were made in capital equipment of ($118,000), capitalized software development costs ($60,000), an increase in notes receivables of ($2,200) for a total use of funds for investment activities of ($180,000). Financing activities provided $7,647,000 of cash proceeds and conversion of debt. Net cash in the amount of $1,527,000 was received during the period from the Company's IPO, warrant and option conversions and private placements of 2,310,000 shares of the Company's common stock, $5,531,000 from the June private placement, $200,000 from collection of subscriptions receivable and $100,000 from a stock subscription agreement accepted but restricted as explained in related party transaction, Note 5. Principal payments and debt repayments of ($38,000) and debt conversion of $356,000 on the Company's indebtedness reduced debt obligations by ($394,000). Deferred offering costs from the completion of the Company's fund raising from financing activities, and compensatory warrant compensation totaled $327,000 in non-cash items.

         The Company anticipates expending $350,000 for external capital expenditures. eSoft will continue to capitalize software development costs consistent with its strategy of the development of IPAD software for the marketplace.

                              RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

REVENUES

         Revenues for six months of operations totaled $1,855,000 compared to revenues of $482,000 for the same period in 1997. This represents an increase of $1,373,000 or 285% over the comparable six month period in 1997. The increase is associated with the continued expansion of the Company's sales effort of IPAD product both domestically and in the international marketplace. The Company added three large domestic distributors and/or VARs and four international distributors and/or VAR's in the first six months of the year contributing 65% of the total sales for the year.

         Gross profit margin was 62% of revenue ($1,156,000) compared to 63% ($301,000) for the six months ended June 30, 1997. It is anticipated that the margins will be maintained at this level through the remainder of the fiscal year with the current two-tier distribution approach.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, General and Administrative, Engineering and R&D Expenses (SG&A) increased $1,102,000 or 777% from $142,000 in 1997 to $1,244,000 for the quarter ending June 1998. Sales and marketing expenses increased $517,000 from $43,000 in 1997 to $560,000 in 1998. The significant increases in expenditures are attributed to the addition of sales and marketing personnel, consultants and outside services, travel expenses, commission and marketing programs required to accomplish the ramp of the Company's anticipated sales growth rates. These expenditures represent 56% of the total quarterly sales and marketing expenditures. General and administrative expense increased $444,000 or 906% from $49,000 in the 1997 period compared to $493,000 for the current quarter. The increase in SG&A is attributed to the Company's overt plan to add sales, management and administrative personnel to support the anticipated rapid expansion of the Company's sales volume. The Company was reliant on only IPAD sales for the first time in 1997 with extensive expansion of its operations to capitalize on small-to-medium size business participation in the Internet growth. Engineering expenses increased to $118,000 for the three months ending June 1998 with the majority of work being performed on system sales support training and engineering upgrades and updates to the system. The Company sales growth rate was 53% over the first quarter while expenditures in the SG&A areas increased 65% over the previous quarter.

COSTS AND EXPENSES

         Interest expense decreased $11,500 in the six months ended June 30, 1998 from $16,700 in 1997 to $5,300 in 1998. This decrease in interest expense is attributed to the conversion of a significant portion of debt to equity in the first quarter of 1998. The Company additionally continues to pay down its term loan with the bank reducing interest expense.

NET INCOME (LOSS)

         Net Losses from operations was ($533,000) for the three months ended June 30, 1998, compared to $3,000 profit for the same period in 1997, an increase in the loss of ($536,000) over the same period. The net losses are associated with the increased SG&A necessary to maintain a continued quarterly sales growth rate. Losses are anticipated to continue through the current fiscal year due to expenditures leading sales growth rates.

FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1996

REVENUES

         The Company's revenues in the fiscal year ended December 31, 1997 declined from the fiscal year ended December 31, 1996 primarily as a result of the decline in revenue from sales of the Company's TBBS product. TBBS product sales accounted for $239,000 in revenue in 1996 (17% of total revenues), but only approximately $62,000 (5% of revenue) in 1997. IPAD related product sales in 1997 were $1,171,000, substantially unchanged from $1,167,000 in 1996, but IPAD sales had declined 33% in the first nine months of 1997 from the comparable 1996 period as marketing and sales activity were curtailed until the fourth quarter of 1997 as a result of the Company's shortage of working capital. Approximately 44% of the 1997 IPAD sales were recorded in the fourth quarter when sales and marketing efforts were revived after the infusion of approximately $329,000 in a private placement in September 1997.

         The Company's gross profit margins were approximately 66%, an improvement over the 57% margins realized in 1996. The 1997 margins improved as a result of the IPAD product being produced internally instead of being outsourced to contract manufacturers. The improvement in gross margins was also attributed to reduced costs of raw material created by quantity purchases and multiple vendor sourcing.

RESEARCH AND DEVELOPMENT EXPENDITURES

         The Company conducts research and development through internal research projects. Costs are incurred from time to time, in specific projects that employ existing technologies for which feasibility previously has been established to develop applications. Production costs for the development of the software used for which technological feasibility has been established but before the product is ready for sale, are capitalized when broad applications are identified within its existing product lines. Costs for which technological feasibility had been established, which were capitalized in 1997 totaled $233,000. The Company capitalized $440,000 for such expenditures in 1996. The Company incurred $57,000 of expenses relating to research and development costs in 1997, compared to no such expenses in 1996.

OTHER EXPENSES

         Selling, general and administrative costs ("SG&A") increased from $631,000 (45% of sales) in fiscal 1996, to $922,000 (75% of sales) in 1997, primarily because of the overt fourth quarter activities including expenditures to build the organization by hiring professional management and personnel, increases in new employee hiring, the relocation of the Company from Aurora, Colorado to Boulder, Colorado, the introduction of the Model 1200 IPAD, the production of support and sales collateral material, the recruitment of international sales representatives, and the increase in inventories necessary to support the increased revenue levels of fiscal year 1998. Sales and marketing expenses for 1997 were reported as $77,544, a decrease of 35% below the $120,259 spent in 1996, as a result of significant decreases in advertising and trade show expenses, but general and administrative expenses were up 65% in 1997 to $844,800 from the 1996 level of $510,865. Consultant expense was also higher as consultants were retained on an interim basis to develop the sales support literature and brochures to direct the recruitment and hiring of sales personnel and international representatives.

NET INCOME (LOSS)

         The Company realized net income in the fiscal year ended December 31, 1996, but in 1997 the Company recorded a loss of $355,000, of which $193,000 was attributable to operations. The balance of the loss, $162,000, was substantially a result of recording deferred taxes because the Company changed its federal income tax status from an S Corporation to a C Corporation during that period.

INCOME TAXES AND NET OPERATING LOSSES

         As discussed in Note 5 to the accompanying financial statements, the Company has recorded an expense to recognize deferred tax liability due to the change in tax status from an S corporation to a C corporation in September 1997. The deferred tax liability primarily results from capitalized software development costs being expensed for income tax purposes in the period such costs are incurred.

         At June 30, 1998 and December 31, 1997, the Company had net operating loss carry-forwards of approximately $900,000 and $155,000 with expirations through 2014. The valuation allowance at June 30, 1998 was established as the Company is not able to determine that it is more likely than not that the not defined asset will be realized.

YEAR 2000 EFFECT

         The Company's TBBS product line has one deficiency associated with year 2000 ("Y2K") for which a correction is scheduled for a revision release in October 1998. Early modules of the IPAD 2500 and 4500 products shipped before November 1, 1997 may include a BIOS in the computer hardware which is not Y2K compliant. The number of IPAD units affected is estimated to be a small percentage of the installed base. In early 1999 a software program will be made available to test IPAD systems to assess compliance issues. With this diagnostic software a software patch will update the BIOS and correct the problem if it affects the unit. The cost to the Company of the revision to the TBBS product and the BIOS software update to the computer hardware which the IPAD software operates on is not expected to be material. All IPAD products produced after November 1, 1997 are Y2K compliant until 2036. The Company has tested the remainder of the IPAD system and connections of the IPAD product line to other systems utilize IEEE standard protocols. The IPAD product will not be affected by the lack of a connection to a non-compliant Y2K system.

         The Company has not made a thorough evaluation of the possible impact upon its operations or business of any other suppliers or customers, and although the Company does not anticipate material impacts related to year 2000 problems, the possible impacts will not be known until a thorough review is completed, which is expected to be at least March 31, 1999. Possible impacts not yet identified could be material.

                 IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

         The Financial Accounting Standards Board has recently issued Statements of Financial Accounting Standards that may affect the Company's financial statements as follows:

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.130, Reporting Comprehensive Income (SFAS
130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 has been adopted and there was no affect on the financial statements.

         Also, in June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the recent issuance of the standard, management has been unable to fully evaluate the impact, if any, the standards may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of this standard.

         In October 1997, Statement of Position 97-2, Software Revenue Recognition (SOP 97-2) was issued. The SOP provides guidance on when revenue should be recognized and in what amounts licensing, selling, leasing, or otherwise marketing computer software. SOP 97-2 is effective for transactions entered into in fiscal years after December 15, 1997. In March 1998, SOP 98-4 was issued to defer for one year the application of certain provisions of SOP 97-2. Because of the recent issuance of these SOP's, management has been unable to fully evaluate the impact, if any, these SOP's may have on future financial statement disclosure.

         In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" which standardizes the disclosure requirements for pensions and other postretirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. SFAS No. 132 is effective for years beginning after December 15, 1997 and requires comparative information for earlier years to be restated, unless such information is not readily available. Management believes the adoption of this statement will have no material impact on the Company's financial statements.


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 and the Company intends that such forward- looking statements be subject to the safe harbors for such statements under such sections. The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on numerous assumptions, including, but not limited to, the following: that significant increases in sales and marketing personnel and expenditures will result in increased sales; that the recently introduced IPAD 2500 and IPAD 1200 models will be readily accepted in the market; that the industry trends perceived by the Company as described under "Business" will continue to exist; that market segments targeted by the Company will continue to grow and that the Company can successfully compete with larger, more established competitors.

         The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. Accordingly, although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. Additional information about these risks and uncertainties is included in the Company's reports filed with the Securities and Exchange Commission on Form 10-KSB for the fiscal year ended December 31, 1997 and Forms 10-QSB for the quarters ended March 31, 1998 and June 30, 1998.

                                    BUSINESS

GLOSSARY

         The following discussion includes many technical terms and abbreviations and acronyms commonly used in the computer industry. A glossary of these terms is provided in an appendix at page 37 of the Prospectus.

CORPORATE HISTORY

         The Company was incorporated under the laws of the State of Colorado on March 3, 1984. On February 17, 1998, the Company merged into a newly formed Delaware corporation, and was thus reincorporated in the State of Delaware.

         Through September 4, 1997, the Company had elected to be taxed as an "S-corporation" for U.S. income tax purposes. Under this election the Company was essentially taxed as a partnership. Accordingly, in lieu of corporate income taxes, the shareholders were taxed on their proportional share of the Company's taxable income individually. The Company withdrew the S-corporation election after September 4, 1997 and is now subject to U.S. corporate income taxes.

         On August 27, 1997 the Company's board of directors authorized a stock split of 63.1579 to 1. The Company has no subsidiaries.

BUSINESS HISTORY

         In its early years, the focus of the Company was oriented towards the development and sale of a computer bulletin board software product known as TBBS. TBBS Software creates a multi-user host for direct dial-in access for multiple users for on-going messaging, file transfer and data access. Concurrent with the rapid rise of Internet related communications media, the demand for TBBS software declined. In response, the Company designed a new product line of Internet protocol adapters which are now being marketed under the acronym IPAD (Internet Protocol Adapter Device). The Company launched its first IPAD product in 1995.

         The IPAD is designed to be a total Internet/Intranet connectivity solution without the complexity and high cost of traditional solutions. It affords the small-to-medium sized businesses, institutions, or educational sites a full connectivity solution that is economical and easily installed and managed by existing information systems' personnel. To complete the Internet connection package for the customer, through major national access providers, the Company can provide hardware connectivity options covering all the major line features such as Analog, ISDN line, Leased Line, ADSL, Cable Modem, and Lan Feed. The IPAD product line includes all other accessories needed to complete the connection, such as turnkey web servers, line interface devices, modems and rack equipment.

         The Company's IPAD is designed to integrate key software and hardware components to facilitate an Internet presence. This includes the functionality of a router and a broad range of servers including full DNS, SMTP, POP3, world wide web, FTP, Telnet and related applications. Also included is a capability to provide for text-mode user access from data terminals or other hosts such as BBS's. Given these features, the Company's IPAD product line can be used by Internet service providers who resell Internet access to the public, as well as by businesses which can find ready application for the technology, to enhance internal communications and Internet access for their employees working through their Internet service provider.

PRODUCT LINE AND SERVICES

THE IPAD 5000

         The IPAD 5000 integrates Internet hardware and communications software into a user friendly turnkey system, which does not require extensive technical knowledge to support. Utilizing an Intel Pentium CPU, the device is typically configured with 8 MB of RAM; a 1.2 GB hard drive; and a 1.44 MB floppy drive. The hardware includes five open slots, and hence is designed to allow for customized interface configuration. These interfaces may include an Ethernet card, an ISDN terminal adapter, a V.35 leased line or Token Ring or extra serial interfaces if desired. The software includes a basic Web Server, Telnet, an FTP Server, an E-mail Server, a Finger Server, a DNS, and a Packet-Routing Firewall. Unlike certain competing products in the marketplace, IPAD does not operate on a UNIX platform but rather is a purpose built component, real time operating system, which allows for a high degree of security, performance, and user flexibility.

THE IPAD 2500

         The IPAD 2500 was introduced to the marketplace in the second quarter of 1997. The IPAD 2500 is a desktop unit which contains a router with firewall capabilities, a terminal server offering up to 8 serial ports, and the same basic Internet connectivity provided by all of the Company's IPADs. Server functions include a DNS, a POP3, E-mail, FTP, a SMTP, Telnet, a Finger Server, and a basic WWW server. With less features than the Model 5000, it nonetheless allows for more than one IP address and routing for up to two networks as well as multiple web and FTP servers.

THE IPAD 1200

         The IPAD 1200 was introduced to the marketplace in October 1997. This system is also a desktop unit which can connect a business LAN of up to 150 users to the Internet using a single address. The hardware is an Intel Pentium CPU with 8 MB of RAM, a 1.2 GB hard drive, a 1.44MB floppy drive, 2 serial ports and a 10 MB Ethernet card. The IPAD 1200 comes standard with either a 56 KB modem, ISDN terminal adaptor or integral 56 KB leased line CSU/DSU or its Internet feed. The product is designed for mass production without significant customization for specific client needs.

ACCESSORIES

         In the case of the Model 5000 (and to a lesser degree with the IPAD
2500), customers can order additional cards and accessories to more effectively configure a device to suit their needs. Aside from an Ethernet card, users have the option, with certain models, of purchasing an ISDN terminal adapter, interfaces for T1 and fractional T1 leased lines, as well as extra serial interfaces. As many as 96 serial ports can be accommodated within a Model 5000 with each card being capable of connecting up to 16 modems or terminals.

TECHNICAL SUPPORT SERVICES

         Customers can also purchase a contract through which the Company offers technical support services to address customers' specific application needs. More focused than the general seminars, such technical support services are designed to address concerns of individual clients for applications ranging from the launching of their web presence, to the reconfiguration of their LAN to optimize both efficiency and connectivity.

TBBS SOFTWARE

         Until the mid-1990s, most of the Company's revenues were generated from the sale of TBBS, its bulletin board system software package. As the life cycle of this product aged, the Company found it essential to expand and diversify its range of product offerings which in turn led to the development of the IPAD. The Company expects to continue to generate residual revenues from the sale of TBBS software at least through the 1998 fiscal year. However, no further development or upgrading of the software is expected to be pursued by the Company, as TBBS is progressively phased out of the market in favor of more sophisticated communications products.

PLANNED NEW SOFTWARE PRODUCTS

         The Company proposes to develop an IPAD-supported virtual private network ("VPN") product. This product will require the development and integration into the IPAD product of encryption software. The Company expects to license the encryption software from a firm or firms specializing in this technology. The Company has identified encryption software which it believes will meet the needs of this proposed new product and has begun negotiating the terms of a license. The Company has also begun research to identify the important characteristics of a future VPN product offering.

         The Company believes that the inclusion of the VPN technology in an IPAD product will have considerable market appeal for prospective customers that require secure network connections from remote locations. Development of this proposed new product, however, is in a very early stage and there can be no assurance that the Company will be able to license the necessary technology at a reasonable cost, or at all, nor that the Company will be able to satisfactorily integrate the encryption technology into the IPAD product in a timely manner or at a cost which will permit the Company to effectively compete with other products offering similar technology. Moreover, as an industry VPN standard has not yet been established by the market, there can be no assurance that the Company's IPAD-supported VPN product will meet such standard when established.

UPGRADES AND UPDATES

         The Company plans two updates per year including minor enhancements and bug fixes. Updates are free and typically available over the Internet from our web site.

         The Company plans two upgrades per year which include bug fixes, major enhancements and new products. Upgrades are distributed free of charge via floppy disc to those with software support agreements, or for a fixed upgrade fee to clients without software support agreements. The Company's next upgrade is planned for release in the Fall of 1998.

OPERATIONS

         Currently, in the US, the Company utilizes a combination of purchasing sub-assemblies from a variety of sources, and undertakes final assembly and software integration at its production facility in Colorado. Additionally, with respect to Models 1200 and 2500, the Company entered into an agreement to purchase the Model 1200 and 2500 in completed and finished form. Upon shipment of the finished units to its production facility, the Company will install a communication card. In the case of the Models 1200 and 2500, each unit is tested, certain other quality assurance checks are undertaken, and the devices are packaged. The Company maintains software security by control of a security chip that is forwarded to the contract manufacturer permitting the software to function. With respect to the somewhat higher performing Model 2500, the modifications and degree of the Company's customization which is undertaken, is less than that applicable to the Model 5000, but more vigorous than that carried out in the context of a typical Model 1200. In all cases, the loading of the Company's IPAD software is what serves to distinguish the Company's product line from competing products, and what provides it with its key performance capabilities.

         The Company has engaged a contract manufacturer in Holland to manufacture products for the European market. This manufacturer was chosen for its existing requisite approvals and certifications. See "Business Government Regulations" below.

INTELLECTUAL PROPERTY

         The Company has no patents, but regards its software as proprietary and seeks to protect it by relying upon copyrights, trade secret laws, internal nondisclosure agreements and transferability restrictions incorporated into its software license agreements. The Company provides its software products under a perpetual paid-up license agreement. Title does not transfer to the customer. Program source listings are not released, which the Company believes further protects against unauthorized transfers of the Company's proprietary information, as well as the confidentiality of the Company's trade secrets. The Company also uses a combination of software programming and hardware devices to protect its products from unauthorized use or duplication.

         Up until and including 1994, substantially all of the Company's revenues were generated from the sale of TBBS software. IPAD product sales commenced in 1995 and the product was released to the general public with the introduction of the IPAD 5000 in 1996. The precursors to the IPAD 5000 (the IPAD 4000 and IPAD 4500) had identical software as the IPAD 5000 but were installed on 66 MHZ Intel 486 CPUs. In 1996, when the 133 MHZ Intel Pentium CPU became available, all installed units of Model 4000 and Model 4500 were replaced with Model 5000. The IPAD 2500 was introduced to the marketplace in mid-1997. The IPAD 1200 was introduced and was available for purchase in October 1997. Accessories, and services are an ongoing activity designed to supplement and enhance the Company's product offerings, reputation, reliability and industry stature.

         The Company conducts research and development through internal research projects. Costs are incurred from time to time, in specific projects that employ existing technologies for which feasibility previously has been established to develop applications. Production costs for the development of the software used for which technological feasibility has been established but before the product is ready for sale, are capitalized when broad applications are identified within its existing product lines. Costs for which technological feasibility had been established resulted in $130,000 in costs being capitalized in 1995, $440,000 in 1996, and $233,000 in 1997. The Company incurred research and development expenses of $254,000 in 1995, $0 in 1996, and $57,000 in 1997.

         In the design of the IPAD software, the Company contracted with a consultant to write certain of the software components. Pursuant to the consultant agreement for these services the Company was required to pay royalties to the consultant based upon future sales of the products. In March, 1998, this royalty commitment was terminated in consideration for the Company's payment of a total of $60,000 to the consultant and the issuance of a warrant to purchase 20,000 shares of the Company's common stock at $1.00 per share.

THE MARKET FOR THE PRODUCTS

         The primary market being pursued by the Company consists of small-to-medium size businesses "SMB's". The Company believes these SMBs increasingly find it beneficial to host their own Internet infrastructure rather than rely upon an Internet service provider for all of their Internet access and connectivity needs. A secondary market consists of Internet service providers which can benefit from the Company's IPAD integrated software and hardware product line.

         The Company believes that for most SMBs in the U.S. Canada, South America and Europe, that high speed pipeline access to the Internet is sufficiently important to rely upon an Internet service provider in order to gain that advantage if it were not available in Internet connectivity products such as the Company's IPAD products. With new advancements in Internet software, however, individual companies, without a great deal of software expertise, can now assume many of the responsibilities and functions which heretofore have been carried out by Internet service providers on their behalf. This includes control over a router, firewall, remote access server, a web server, and mail server. Perhaps most importantly, rather than paying an Internet service provider fees in order to offer individual e-mail addresses plus Web Page hosting and Internet access to each of many employees, the IPAD products can provide such services to a growing company and their employees in a much more cost effective manner.

         The Company has sold less than 1,100 IPAD units since the introduction of its product line in 1995. In 1997, the Company sold 146 IPAD units. In 1995, 1996 or 1997, no one customer has accounted for more than 10% of the Company's revenue. In the first six months of fiscal 1998, three customers each accounted for 10% or more of the sales revenue.

INDUSTRY TRENDS

         At one time, the combination of hardware and software that are currently incorporated within an IPAD device required several pieces of stand alone equipment, and complex software skills. This in turn created barriers to market entry among SMBs seeking to host many of their own Internet functions. Unless they maintained the requisite technical skills, it was more cost effective for these companies to allow an Internet service provider to host these services on their behalf.

         The Company believes Web Page and e-commerce listing are two trends within the marketplace are eroding this historical condition. First, the burgeoning demand for e-mail and Internet access has had the effect of increasing the costs borne by companies to provide widespread access to such services among their employees, (notwithstanding general reductions in the unit costs of Internet access as a whole). Second, the Company and its market competitors have been able to take advantage of increasingly powerful and flexible personal computer systems. Today, these flexible personal computer systems are readily available at comparatively modest cost and with the integration of appropriate software, they can provide an all in one solution to many of the software and hardware requirements that had previously demanded a variety of pieces of equipment and considerable software integration skills. Additionally, the trend of declining telecommunication costs for 24-hour per day, 7-days per week has made line access costs to the Internet more affordable.

         As a consequence, the Company has observed a current industry trend to increasingly allow companies to take control of certain key Internet management tools that have previously been hosted by Internet service providers and to progressively limit the role of the Internet service providers to that of offering high capacity access to the Internet itself.

MARKETING PLAN

         eSoft's primary marketing strategy is to position the IPAD model 1200/2500 into the small-to-medium business market to satisfy a growing demand for Internet connectivity and presence. The SMB segment encompasses most vertical industries, and constitutes a large majority of the worldwide businesses and installed local area networks ("LAN"). It is estimated that there were 30 million LAN's in the world in 1997 and that this will double to 60 million by the year 2002. Most of these networks are in the SMB segment, with less than five percent connected to the Internet. Assuming that at least 10% of these businesses will utilize an all-in-one appliance such as the IPAD to gain Internet presence by 2002, the market potential for IPAD type products is at least $24 billion. While the SMB market is the primary target for the IPAD model 1200/2500, the Company will continue to offer the model 5000 to internet service providers and Fortune 1000 companies.

         The Company believes the IPAD is positioned well to address the SMB market opportunity described above. To the Company's knowledge, the IPAD is the only all-in-one appliance that provides all of the required connectivity and presence functionality. The end user retail prices of $3,995 and $4,995 for the model 1200 and 2500 respectively, represent about 1/10 the cost of the typical multi-system solution deployed in the Fortune 1000 businesses--and the IPAD is much easier to install and maintain. The Company believes the IPAD is competitively priced as compared to the all-in-one Internet appliances offered by its 3 or 4 known competitors and is easily differentiated in functionality, ease-of-use, performance and scalability, and security.

         The Company's primary distribution strategy is the classical two-tier distribution channel, but with a concentration on those distributors, value-added-resellers ("VAR's") and resellers that focus on the network and telecommunications segments. Lead generation and pull-through support for the distribution channel will be accomplished through a combination of focused marketing programs such as participation in trade shows and seminars, advertising programs and public relations, and establishing a channel development sales force. Additionally, the Company is implementing an SMB marketing program with telecommunications companies.

         To assist the Company in aggressively implementing the above described marketing and sales strategies, a Vice President of Marketing with 18 years experience in the telecommunication industry, and a Vice President of Sales with over 13 years of experience in two-tier distribution were hired in the second quarter of 1998. In the first quarter the Company retained international sales agents for Europe and Latin America, and established manufacturing and customer support capability in Europe.

         During the second quarter the Company added four more distributors, two internationally and two domestically. In early June 1998, the Company entered into a distribution agreement with its first major U.S. distributor, COMSTOR Corporation, part of the General Electric family of companies and one of the nation's fastest growing microcomputer distributors. COMSTOR has a network of 7,000 resellers through which the Company's IPAD products will be distributed. COMSTOR also offers customer service and technical support upon on which purchasers of the IPAD products will be able to rely. In late June, the Company signed a distribution agreement with a regional distributor located in Texas with a network of over 750 resellers that primarily sell to telecommunications companies.

         To assist in continuing expansion of product distribution in the North America the Company intends to add at least one more national and four more regional distributors before year-end 1998. Additionally, discussions are in process with candidates for worldwide distribution to satisfy the Company's requirements for Europe, Latin America and Asia.

         Significant additions to the eSoft sales team are planned for the third quarter and will include incremental sales managers and distribution sales reps, plus several channel development representatives located in high-density cities throughout the U.S., Canada, Europe and South America. The distribution sales representatives will focus on the recruitment, management, support and productivity of the distributors. The channel development representatives will focus on assisting the VAR's and resellers to develop market awareness in their respective geographic areas. Also, a telecommunication marketing representative will assist with the implementation of the SMB program into the telecommunications companies. The SMB marketing program is now being introduced into many top telecommunications companies in the U.S. The Company plans to launch at least two of these programs in the third quarter with significant lead generation and revenue contribution visible in the fourth quarter. The Company expects to complete its plan to outsource the manufacturing of all IPAD model 1200/2500's early in the third quarter of 1998.

COMPETITION

         Competition among the industry participants is based upon a number of factors including product features, type of user primarily serviced, reputation of the Company, ease of installation or use, reliability, cost, service availability and other factors. The Company believes that its principal competitive advantages are the product features, simplicity and ease of installation and the availability of technical support for the product and the customer. The Company's products are also designed to meet the specific needs of the smaller to mid-sized companies that are the Company's target market. For example, while many Internet connectivity devices are Unix-based systems designed to support more complex operations generally required by larger corporations, the Company's products emphasize use of a DOS based system which is thought by management to be more user friendly as compared to those operating on Unix platforms.

         The Company's competitors are comprised of both well-established and recognized industry participants (such as Sun Microsystems, Inc.) and smaller corporations in some respects similar to the Company. Both groups produce products which in terms of fundamental connectivity attributes are similar to those currently offered by the Company. Among the more prominent industry participants at present are companies such as Whistle Communications, Inc. of Foster City, California; Apexx Technologies, Corp. of Boise, Idaho; FreeGate Corporation of Sunnyvale, California; and iPlanet, Inc. of Sunnyvale, California. While many other companies offer products that are either advertised or perceived as containing most of the all-in-one feature set, the Company believes many of these products provide less functionality than the IPAD or other all-in-one systems. These products include simple routers and firewalls, a router and web server combination, a router and e-mail server combination, for example.

         Whistle Communications, Inc. is a private corporation established in 1995. Whistle introduced the InterJet product line, a network office device that reportedly delivers Internet connectivity to small offices of up to 100 employees or less. The InterJet provides e-mail, Web access, and Web publishing, DHCP, DNS, firewall and communications ports. Whistle's product line includes the InterJet 100/120/140/200 providing line access speeds of 33.6k, ISDN (internal and/or external modem), Frame Relay, Fractional T1 through full T1 (Frame Relay and T1 connections require CSU/DSU). Additionally, the InterJet 200's provide dual Ethernet ports connecting optional public Web servers to form a perimeter network outside the InterJet's firewall. The InterJet 100, 120, 140 and 200 have suggested prices of $1,995, $2,695, $2,995 and $3,495, respectively.

         The InterJet is currently distributed in the U.S. through over 150 regional ISPs and one national ISP partner and two-tier distribution. The InterJet is also available in Norway through Telenor Nextel, Scandinavia's leading ISP. In Japan, the company has signed distribution agreements with Ricoh Company Ltd., a leading supplier of office automation equipment, and with Nippon Telegraph and Telephone (NTT). Whistle employs 70 with financing to date of $32.8 million from investors that include Institutional Venture Partners, Mayfield Fund, Ricoh and OCI (South Korea).

         FreeGate founded in 1995 and located in Sunnyvale, CA, is funded by the leading high-tech investment firms: Brentwood Venture Capital, ACCEL Partners, Integral Capital Partners, and AT&T Ventures. FreeGate provides a Multi-services Internet Gateway in an all-in-one system allowing smaller organizations with as few as five or as many as 200 users to access the internet. The Multi-services Internet Gateway provides e-mail, Web access, and Web publishing, DHCP, DNS, firewall, remote access, remote management, and VPN. The Multi-service Internet Gateway is an Intel processor based product with two hard drives, ECC Memory, and an on-board uninterruptible universal power supply. The Multi-service Internet Gateway allows line access speeds of 56k Leased Line, ISDN U and S/T, Frame Relay, Fractional T1 through full T1 and external xDSL interface.

         FreeGate has partners with major carriers, Internet service providers and VARs, as well as the top third-party Internet applications developers to provide a comprehensive solution to customers. Partners include Hewlett-Packard, Pacific Bell, UUNET, Net One Systems of Japan, Net Objects and Micron CMS among many others.

         iPlanet, Inc. is a private corporation reportedly established in January 1996. As is the case with the Company, iPlanet provides fully-integrated turn-key Internet connectivity solutions. iPlanet has developed the IPS series of products which provide small to medium sized businesses access to the Internet and Web hosting capabilities. The IP-168 is available in a variety of models to accommodate speeds ranging from 28.8K dial-up to T1 dedicated lines. It incorporates router capabilities, and supports a LAN print server. It includes a Web server, an e-mail server (compatible with popular mail packages such as Eudora, and Microsoft Mail), and standard mail protocols (POP2/3, IMAP3 and SMTP). The product is compatible with both Microsoft's Windows and Unix operating systems. The IPS-PRO is a rack mounted version of the IPS 168 which is designed for larger organizations of about 200 people. The IPS PRO operates with a Pentium 133 MHZ microprocessor, and offers 32 MB RAM and a dual Ethernet connection. In addition to the standard e-mail and web servers, the IPS PRO supports a Domain Name Service Protocol, and can also support remote access users and file sharing. It also includes a firewall (and related software elements known as "proxies"). To complement the IPS-168, iPlanet offers a variety of add-on modules to provide fax, virtual private networking, and e-mail enhancing capabilities.

         Sun Microsystems, Inc. offers Internet servers referred to as "Netra i" which accommodates high-volume Web site management. Netra i software comes with Web server (Netscape Enterprise) and Web authoring software. Electronic mail, a Domain Name Server and FTP functions are also fully integrated, as is firewall security. Netra Internet servers operate in conjunction with Solaris and Unix operating systems. Until recently, Netra i was classified as a fully integrated series of Internet servers. However, software and hardware components are now sold separately.

         As is the case with the Company, most industry competitors produce an array of products. Some are relatively inexpensive entry level devices, which in some respects can be compared to the IPAD 1200. Typically, these are designed with no significant degree of individual customization. Some products are similar to the IPAD 5000 in that they provide for a substantial degree of customization, and can accommodate multiple interfaces, and more than one hundred individual users on a LAN with little difficulty.

         Cross-comparisons indicate that several competing products incorporate features similar to those offered by IPAD products (in terms of hardware and software components), although they may provide varying degrees of functionality, which in turn accounts for pricing variances. Products which would likely compete with either the IPAD or the IPAD 5000 can either cost more or less in relation to the IPAD depending upon their technical specifications.

         Some competitors already possess well-established distribution networks or have formed strategic collaborations with key industry players. Others such as Sun Microsystems, Inc. have much greater technical and financial resources compared to the Company. The ability of the Company to effectively compete against such firms cannot be assured, as they are already well established.

AVAILABILITY OF RAW MATERIALS AND SEMI-FINISHED GOODS

         The computers which the Company utilizes to operate its software, whether purchased in finished form, or as sub-assemblies, computer boards, software programs and accessories which are assembled at the Company's production facility from semi-finished goods, all represent widely available materials and components in the marketplace. The Company has the ability to source such goods from a wide range of prospective suppliers, depending upon pricing, delivery, quality assurance and related considerations. In combination, the Company's IPAD software represent a combination of "off the shelf" operating systems and related software licensed from third parties, working in concert with what the Company considers to be its own proprietary software, developed in-house. The Company does not anticipate that the sourcing of such materials is likely to become an impediment to its growth and expansion.

CONCENTRATION OF SALES

         The Company has six distributors which accounted for 61% of the Company's sales through the six months ending June 30, 1998. Sales composition through the six months ended June 30, 1998 include 41% for international destinations and 59% for the domestic market. The six distributors that make up the majority of the Company's six months sales represent 73% of the total accounts receivable, with one customer representing 19% of the total accounts receivable on June 30, 1998.

         The Company has three distributors which each comprise 10% or more of the sales through the six months ending June 30, 1998. The three distributors represent 15%, 14% and 11% of the sales revenue for the six months ended June 30, 1998.

GOVERNMENT REGULATIONS

         As the Company's products require access to telecommunications carriers, the products are subject to regulation by the Federal Communications Commission ("FCC"). The Company's IPAD products use components purchased from other manufacturers which have the required FCC approvals and the Company relies upon the certification of compliance furnished by those manufacturers . No testing or certification of the final assembled products offered by the Company is required. Since the Company's products rely upon electrical power, certain standards with respect to electrical safety must also be met. The manufacturers of purchased components obtain the certification of testing laboratories such as Underwriters Laboratories ("UL") and the Canadian Standards Association and the Company again relies upon those certifications without the necessity for certification of the final assembled products. The Company believes there are no other material U.S. federal or state regulations which must be satisfied to permit the sale of its products in the U.S.

         The Company has acquired requisite "CE" product approval to permit IPAD products to be marketed in the European Union. The Company has entered into an agreement with a subcontract manufacturer located in Holland. This subcontract manufacturer was chosen for its existing requisite approvals and certifications held, including ISO 9002 certification and it is investigating European safety standard requirements for the IPAD products.

         As the Company's products require access to telecommunications carriers, the products are subject to regulation by selected countries of the European Union. The Company has not yet ascertained which approvals and certifications are required to obtain access to the various telecommunications carriers in Europe. There can be no assurance that the necessary approvals will be obtained without extended delays, or at all.

EMPLOYEES

         As of August 1, 1998, 22 people were employed by the Company, all on a full-time basis, and three persons were performing services for the Company on a contract basis. The Company believes its employee relations are excellent.

                             DESCRIPTION OF PROPERTY

         The Company's offices are located at 5335 Sterling Drive, Suite C, Boulder, Colorado 80301. The Company leases approximately 5,300 square feet of space at this location pursuant to a lease entered into in November 1997, which expires October 31, 2000, at a rent of approximately $58,000 per year.

         The Company's production and warehouse facility are located at 6560 Odell Place, Suite 6, Boulder, Colorado 80301. The Company leases 2,878 sq. ft. of space at this location under a lease entered into in July 1998, which expires January 31, 1999, at a rent of approximately $1,799 per month. The production and warehouse facility are being relocated to this facility from the office location to accommodate additional administrative, sales and marketing personnel at the main office.

         The Company also remains obligated until November 1998 on a lease covering 1,300 out of 7,500 square feet of lease space that the Company formerly occupied in Aurora, Colorado. Rental on this 1,300 square feet is approximately $13,000 per year. The Company hopes to sublet this space in the near future, but at present the Company is using that space for storage.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS AND EXECUTIVE OFFICERS

         The Company's Certificate of Incorporation and Bylaws provide that, to the furthest extent permitted by applicable law in effect from time to time, no director or officer of the Company shall have any personal liability for monetary damages to the Company or its shareholders for breach of his fiduciary duty as a director or officer, except that indemnity is not provided to a director or officer whose conduct involves (i) a breach of the director's or officer's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) unlawful distributions, and (iv) any transaction from which the director or officer derived an improper personal benefit.

         The following is a list of the current directors and senior officers of the Company, their addresses, current positions with the Company and principal occupations during the past five years:

----------------------------------------------------------------------------------------------------------------------
NAME AND POSITIONS                                 PRINCIPAL OCCUPATION FOR PREVIOUS FIVE YEARS
----------------------------------------------------------------------------------------------------------------------
PHILIP L. BECKER                                   Age 51.  Chairman, Chief Technology Officer  and Chief
Chairman, Chief Executive Officer, Chief           Executive Officer of the Company since September 1997;
Technology Officer and Director                    President of the Company from July 1985 to September 1997;
                                                   Director of the Company from 1984 to present.  Since February,
                                                   1997, Director of CANnect Communications, Inc.

REGIS A. FRANK(1)                                  Age 52.  President and Chief Operating Officer of the Company
President, Chief Operating Officer and Director    since January 1998; Vice-President, Marketing and Sales, of
                                                   Sigmacom Corporation, a software developer and integration services company, from May 1997 to December 1997; President of Team
                                                   Advisors, a business and marketing consulting company, from
                                                   November 1995 to April 1997; President and Chief Executive Officer
                                                   for SecaGraphics, Inc., a software development company from
                                                   September 1986 to October 1995.

MICHAEL W. JOHNSON(1)(2)                           Age 36.  President, CEO and Director, INFONOW Corporation,
Director                                           Denver, Colorado (teleservices that help business clients improve their customer services) since 1995; Engagement Manager, McKinsey &
                                                   Company, Inc., consultants, Dallas, Texas and Amsterdam,
                                                   Netherlands from 1990 to 1995.

RICHARD B. RICE(2)                                 Age 47.  Since March 1998, President, CEO and Director of
Director                                           CANnect Communications, Inc., a telecommunications company that provides voice, data and Internet services to the Canadian market.
                                                   Owner, The Costwatch Consulting Group, Inc., a telecommunications consulting company, since 1989.

THOMAS R. TENNESSEN                                Age 39.  Secretary, Treasurer and Chief Financial Officer of the
Secretary, Treasurer  and Chief Financial Officer  Company since April 9, 1998.  Formerly financial consultant from
                                                   March 1997 to April 1998; Chief Financial Officer of Topro, Inc.,
                                                   Denver, Colorado, a publicly-held system integrator from
                                                   September 1994 to March 1997.

ROBERT C. HARTMAN                                  Age 38.  Vice-President-Engineering of the Company since
Vice President-Engineering                         January 1993; Senior Software Engineer for the Company from
                                                   1990 to 1993; President of Spark Software, a computer consulting company from 1986 to 1990; Senior Software Engineer and Project
                                                   Leader for Automatrix, Inc., a software development company, from
                                                   1983 to 1986.

JASON M. ROLLINGS                                  Age 36.  Vice-President-Operations of the Company since
Vice President - Operations                        November 1997; Director of Factory Operations for Micromotion
                                                   Inc., an electronics manufacturer, from July 1997 to October
                                                   1997; Director of Manufacturing for Hi-Tech Manufacturing, a
                                                   printed circuit board and computer manufacturer, from April 1995 to July 1997; Director of Manufacturing for Codar Inc., a military computer manufacturer, from September 1988 to March 1995.

JAMES R. BELL                                      Age 44.  Vice President-Marketing of the Company since
Vice President - Marketing                         April 1998; Senior V.P.-Operations for Phoenix Network, Inc.,
                                                   from January 1990 to April 1998.

JAMES M. LOVE                                      Age 39.  Vice President-Sales of the Company since June 2,
Vice President - Sales                             1998.  Co-founder of Data Storage Marketing, Inc. in 1987 and served as Vice President of Sales and Marketing growing the computer distributor to $120 million in annual sales when
                                                   General Electric acquired the company in 1997.  President of
                                                   JML Consulting, a mechanical engineering consulting firm, from
                                                   1982 to 1986.

------------------------------

(1)    Member, Compensation Committee

(2)    Member, Audit Committee

         Messrs. Becker, Frank, Tennessen, Hartman, Rollings, Bell and Love are all full-time employees of the Company.

ELECTION OF DIRECTORS

         Messrs. Becker, Frank, and Johnson were elected as Directors of the Company by the stockholders at a meeting on February 10, 1998. On March 16, 1998, the Directors elected Richard B. Rice as a Director. All Directors hold office until the next annual meeting.

                             EXECUTIVE COMPENSATION

         The following tables contain disclosure regarding compensation awarded to, earned by, or paid to the named executive officers.

                          EXECUTIVE COMPENSATION TABLE

                                                                               LONG TERM COMPENSATION
                                                                       -------------------------------------
                                       ANNUAL COMPENSATION                     AWARDS              PAYOUTS
                             --------------------------------------    ------------------------ -------------
                      YEAR                                                          SECURITIES
                     ENDED                                              RESTRICTED  UNDERLYING
     NAME AND       DECEMBER                         OTHER ANNUAL         STOCK      OPTIONS/       LTIP          ALL OTHER
PRINCIPAL POSITION    31,     SALARY($)    BONUS($)  COMPENSATION($)   AWARDS(S)($)   SARS(#)    PAYMENTS($)   COMPENSATION($)
PHILIP L. BECKER,     1997       100,000     --           --                --          --           --              --
Chief Executive       1996        60,000     --           --                --          --           --              --
Officer (1)           1995        45,000     --           --                --          --           --              --
J. WAYNE FARLOW       1997       120,000(3)  --           --                --          --           --              --
(2)

------------------------

(1) A detailed description of the employment agreement between the Company and Mr. Becker follows under "Certain Relationship and Related Transactions" below.

(2) Served as CEO from September 2, 1997 to November 7, 1997. Mr. Farlow received a salary of $10,000 per month while serving as CEO. Pursuant to the Severance Agreement described below under "Certain Relationships and Related Transactions," the Company paid Mr. Farlow's salary through March 7, 1998.

(3) Reflects Mr. Farlow's salary on an annual basis. As he served as CEO from September 2, 1997 to November 7, 1997, the Company actually paid him $40,000 in salary for 1997.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

         Prior to the adoption of the Stock Option Plan described below, no stock options were ever granted to or exercised by executive officers of the Company.

         In February 1998, the Board of Directors and shareholders of the Company approved an amended Stock Option Plan, originally adopted in August 1997 (the "Plan"), which provides for incentive stock options and non-statutory options to be granted to officers, employees, directors and consultants to the Company. Options, to purchase up to 900,000 shares of the Company's Common Stock may be granted under the Plan. Terms of exercise and expiration of Options granted under the Plan may be established in the discretion of an Administrative Committee appointed to administer the Plan or by the Board of Directors if no Committee is appointed, but no option may be exercisable for more than five (5) years.

         On September 18, 1998, the Board of Directors approved amendments to the Plan authorizing the grant of stock bonuses and restricted stock grants in addition to options under the Plan and increasing to 1,700,000 the number of shares of Common Stock subject to grants under the Plan. Those amendments are subject to stockholder approval to a meeting that is planned for December 4, 1998.

         In the fiscal year ending December 31, 1997, stock options were granted as follows:


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                       % OF TOTAL
                     NUMBER OF       OPTIONS GRANTED
                  SHARES UNDERLYING  TO EMPLOYEES IN    EXERCISE       EXPIRATION
      NAME         OPTIONS GRANTED     FISCAL YEAR       PRICE            DATE
Philip L. Becker     200,000(1)            36%        $1.00/share      9/2/2002

J. Wayne Farlow       60,000(2)            10%        $ .50/share      9/2/1998(2)

J. Wayne Farlow      200,000(3)            36%        $1.00/share      3/17/2003(3)

J. Wayne Farlow      100,000(3)            18%        $2.00/share      3/17/2003(3)

-------------------------------

(1)  No options were exercised during the fiscal year ended December 31, 1997.

(2) Pursuant to the Severance Agreement described below, Mr. Farlow exercised this option on December 19,1997 and purchased the shares on February 20, 1998.

(3) Upon Mr. Farlow's resignation on November 7, 1997 as described below, these options expired.



            AGGREGATED OPTIONS/SAR EXERCISES FY-END OPTION/SAR VALUES

         (a)                  (b)            (c)                     (d)                              (e)
                                                            NUMBER OF SECURITIES            VALUE OF UNEXERCISED IN-
                            SHARES                         UNDERLYING UNEXERCISED            THE MONEY OPTIONS/SARS
                           ACQUIRED         VALUE         OPTIONS/SARS AT FY-END(#)        AT FY-END(#) EXERCISABLE/
         NAME             ON EXERCISE      REALIZED       EXERCISABLE/UNEXERCISABLE              UNEXERCISABLE
   Philip L. Becker          - 0 -          - 0 -                200,000 (U)                          $ 0
    Chairman & CEO
   J. Wayne Farlow         60,000(1)       $30,000                  - 0 -                             $ 0

------------------------------

(1) Pursuant to the Severance Agreement described below, Mr. Farlow exercised this option on December 19,1997 and purchased the shares on February 20, 1998.

         During the fiscal year ended December 31, 1997, the Company did not make any long-term incentive plan awards not disclosed above.

DIRECTOR COMPENSATION

         The directors of the Company are not currently compensated for serving as directors, but each director has been granted an option to purchase 18,000 shares of Common Stock at $1.00 per share. Mr. Becker and Mr. Frank also receive compensation as officers.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The Company has a total of 6,683,000 shares of Common Stock issued and outstanding. The following table sets forth information regarding beneficial ownership of Common Stock of the Company and options to purchase Common Stock that are currently exercisable or exercisable within sixty days of the date of this Prospectus held by (i) each person or group of persons known by the Company to own beneficially five percent (5%) or more of the outstanding shares of the Company's Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Executive Compensation Table and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, the shareholders listed below have sole voting and investment power with respect to the shares reported as beneficially owned.


                                                                AMOUNT AND NATURE OF
        NAME AND ADDRESS OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP               PERCENT OF CLASS
----------------------------------------------------         ---------------------------         --------------------
Philip L. Becker, Director, Chairman and                             1,030,833(1)                       15.27%
  CEO..........................................
5335 Sterling Drive, Suite C
Boulder, CO 80301

Regis A. Frank, President, Chief Operating ....                         71,750(2)                        1.07%
  Officer and Director
5335 Sterling Drive, Suite C
Boulder, CO 80301

Michael W. Johnson, Director ..................                         27,550(3)                         .41%
1875 Lawrence Street
Denver, CO 80302

Richard B. Rice, Director .....................                         26,000                            .39%
5380 Lookout Ridge
Boulder, CO 80301

Daryl Yurek ...................................                        521,719(4)                        7.60%
1041 Kalmia Avenue
Boulder, CO 80304

J. Wayne Farlow, Former Director                                       180,000                           3.00%
  and CEO(5)...................................

Directors and Executive Officers ..............                      1,277,478(6)                       19.12%
as a group

-------------------

(1)   Includes 90,833 options exercisable presently or within 60 days.

(2)   Includes 46,750 options exercisable presently or within 60 days.

(3)   Includes 6,750 options exercisable within 60 days.

(4) Includes 80,000 shares beneficially owned by Mr. Yurek and held in the name of the Daryl F. Yurek Self Employed Pension of which Smith Barney Inc. is custodian. Includes warrants to purchase 235,200 shares of Common Stock exercisable presently or within 60 days.

(5)   Served as CEO from September 2, 1997 to November 7, 1997.

(6)   Includes 174,778 options exercisable presently or within 60 days.


                              SELLING STOCKHOLDERS

      The following table sets forth certain information regarding beneficial ownership of Common Stock as of July 28, 1998, after giving effect to the June 1998 Private Placement and the Canadian Offering by the stockholders selling shares in this offering.

                                                                                                     SHARES
                                        SHARES                                  SHARES            BENEFICIALLY         POST-
                                     BENEFICIALLY        PRE-OFFERING           OFFERED              OWNED           OFFERING
                                      OWNED PRE-          PERCENTAGE            IN THE               POST-              %
         NAME AND ADDRESS              OFFERING           OWNERSHIP*           OFFERING            OFFERING        OWNERSHIP (8)
----------------------------------- --------------     ----------------     ---------------      -------------     -------------
Opus Capital Fund, LLC ...........    277,497(1)             4.17%             277,497(1)              0                 0%
1113 Spruce Street
Boulder, CO 80302

Daryl Yurek ......................    553,332(2)             8.03%             553,332(2)              0                 0%
1041 Kalmia Avenue
Boulder, CO 80304

W. Terrance Schreier .............    306,976(3)             4.52%             289,976(3)         17,000               .26%
1942 Broadway, Suite 303
Boulder, CO 80302

Copeland Consulting Group, Inc....    290,017(4)             4.21%             284,417(4)          5,600               .08%
5373 Lookout Ridge Drive
Boulder, CO 80301

Michael W. Johnson, Director .....     27,550                 .41%              15,000            12,550               .19%
1875 Lawrence Street
Denver, CO 80202

Regis Frank, Pres., COO, Director      71,750(5)             1.07%              25,000            47,750(5)            .72%(6)
5335 Sterling Drive, Suite C
Boulder, CO 80301

Wayne Farlow, Former CEO .........    180,000                3.00%             180,000                --                 0%
4020 Pinon Drive
Boulder, CO 80303

Robert C. Hartman, Jr., VP-Eng ...     57,611(5)              .83%              40,000            17,611(5)            .26%
3837 S. Olathe Circle
Aurora, CO 80013

James M. Love, VP-Sales ..........     30,000                 .45%              20,000            10,000                 0%
826 Trail Ridge Drive
Louisville, CO
U.S.A. 80027

Jason M. Rollings, VP-Oper .......     18,333(5)              .28%              10,000(6)          8,333(5)            .13%
5335 Sterling Drive, Suite C
Boulder, CO 80301

Cathy Lea, Controller ............     35,556(5)              .53%              30,000             5,556(5)            .08%
5335 Sterling Drive, Suite C
Boulder, CO 80301

                                                                                                    SHARES
                                        SHARES                                  SHARES           BENEFICIALLY          POST-
                                     BENEFICIALLY        PRE-OFFERING           OFFERED             OWNED            OFFERING
                                      OWNED PRE-          PERCENTAGE            IN THE              POST-               %
         NAME AND ADDRESS              OFFERING           OWNERSHIP*           OFFERING            OFFERING        OWNERSHIP (8)
-----------------------------------  -------------     ----------------     ---------------      -------------     -------------
Chris Blaise, Software Engineer ...     12,778(5)            .19%                10,000             2,778(5)            .04%
5335 Sterling Drive, Suite C
Boulder, CO 80301

Joe W. Green, Salesperson .........     60,556(5)            .91%                55,000             5,556(5)            .08%
2182 S. Grant St
Denver, CO 80210

Paul MacNeal ......................     50,000               .75%                50,000                --                 0%
First Marathon Securities
2000-400 Burrard Street
Vancouver, BC  V6C 3A6

Robert C. Hartman, Sr .............     15,000               .23%                10,000             5,000               .08%
3837 S. Olathe Circle
Aurora, CO 80013
Julie Green .......................     15,000               .23%                15,000                --                 0%
34 East Elm
Chicago, IL 60604

Concorde Bank Limited .............     17,000               .26%                17,000                --                 0%
Corporate Centre
Bush Hill & Bay Street
Bridgetown, Barbados

Credit Lyonnais (Suisse) S.A ......     22,000               .33%                22,000                --                 0%
Case Postale
1211 Geneve 11
Switzerland

Ranit Ltd. ........................     17,000               .26%                17,000                --                 0%
c/o Sonderegger Consulting
Schifflande 5
8001 Zurich, Switzerland

Helaba (Schweiz) S.A ..............     17,000               .26%                17,000                --                 0%
Landesbank Hessen - Thuringen
AG
Boraenstr. 16, Postfach
8022 Zurich, Switzerland

Helaba (Schweiz) S.A ..............     24,000               .36%                24,000                --                 0%
Landesbank Hessen - Thuringen
AG
Boraenstr. 16, Postfach
8022 Zurich, Switzerland

Pictet & Cie ......................     17,000               .26%                17,000                 --                0%
for account van Daaku & Cie S.A
29 bd Georgestown
4211 Geveve 11, Switzerland
================================================================================================================================

                                                                                                  SHARES
                                         SHARES                                  SHARES         BENEFICIALLY         POST-
                                      BENEFICIALLY        PRE-OFFERING          OFFERED            OWNED           OFFERING
                                       OWNED PRE-          PERCENTAGE            IN THE            POST-              %
         NAME AND ADDRESS               OFFERING           OWNERSHIP*           OFFERING         OFFERING        OWNERSHIP (8)
-----------------------------------  --------------     ----------------     ---------------   -------------     -------------
Lloyds Bank PLC....................       17,000               .26%              17,000               --                0%
1, Place Bel-Air
Case Postale 5145
Ch. 1211, Geneve 11
Switzerland

C. Channing Buckland...............       46,715               .70%              46,715               --                0%
2200 - 609 Granville Street
Vancouver, B.C.  V7Y 1H2

Eric Garabedian - Banque NSM.......       17,000               .26%              17,000               --                0%
3 Avenue Hoche
75008 Paris
France

Gerald Williams....................       17,000               .26%              17,000               --                0%
5728 - 125 A. Street
Surrey, B.C.  V3X 3G8

Marint Limited.....................      100,000               1.5%             100,000               --                0%
c/o 7 Rue du Gabian
MC 98000, Monaco

BGG Banque Gevevoise de Geston.....       17,000               .26%              17,000               --                0%
Rue Rodolphe-Toepffer 15
1211 Geneva 3
Switzerland

Brian Harwood......................       17,000               .26%              17,000               --                0%
6066 Blink Bonnie Road
West Vancouver, B.C.  V7W 1V8

Banque SCS Alliance SA.............       35,000               .53%              35,000               --                0%
11, Route de Florissant
Case Postale 3733
1211 Geneve 3
Switzerland

Welcome Opportunities Ltd..........      138,715              2.08%             138,715               --                0%
711 - 675 West Hastings Street
Vancouver, B.C.  V6B 1N2

Guy K. Cook........................       17,000               .26%              17,000               --                0%
5420 S. Colorado Blvd.
Littleton, Colorado
U.S.A.  80121

Primus Corporation ................       34,000               .51%              34,000               --                0%
7235 Central
Kansas City, MO
U.S.A.  64114

                                                                                                    SHARES
                                            SHARES                                  SHARES        BENEFICIALLY         POST-
                                         BENEFICIALLY        PRE-OFFERING           OFFERED         OWNED            OFFERING
                                          OWNED PRE-          PERCENTAGE            IN THE          POST-               %
         NAME AND ADDRESS                  OFFERING           OWNERSHIP*           OFFERING        OFFERING        OWNERSHIP (8)
-----------------------------------     --------------     ----------------     ---------------  -------------     -------------
Lowell D. Miller IRA...............          17,000                  .26%             17,000            --                0%
16940 Stonehaven Drive
Belton, MO
U.S.A.  64012 - 4100

J. Stephan & Co. Inc...............          34,000                  .51%             34,000            --                0%
201 - 801 West 47th
Kansas City, MO
U.S.A.  64112

Barry H. Bacon, IRA................          34,000                  .51%             34,000            --                0%
c/o Delaware Charter Guarantee &
Trust
1013 Centre Road, P.O. Box 8963
Wilmington, Delaware
19899-8963

Michael E. Herman (Revocable
  Trust)...........................          17,000                  .26%             17,000            --                0%
6201 Ward Parkway
Kansas City, MO
U.S.A.  64113

Storie Partners, L.P...............         235,294                 3.53%            235,294            --                0%
1350 - One Bush Street
San Francisco, CA
U.S.A.  94104

Thomas E. Mancino..................          17,000                  .26%             17,000            --                0%
901 - 2190 Washington Street
San Francisco, CA
U.S.A.  94109

Frederick Frank....................          60,000                  .90%             60,000            --                0%
109 East 91st Street
New York, NY
U.S.A.  10128

Robert S. London...................         117,647                 l.77%            117,647            --                0%
c/o Cruttenden Roth
809 Presidio Avenue, Ste. #B
Santa Barbara, CA
U.S.A.  93101

H. Leigh Severance.................          25,000                  .38%             25,000            --                0%
300 - 100 Fillmore Street
Denver, CO
U.S.A.  80206

H.L. Severance, Inc. Profit Sharing
Plan and Trust.....................          25,000                  .38%             25,000            --                0%
300 - 100 Fillmore Street
Denver, CO
U.S.A.  80206

                                                                                                         SHARES
                                                SHARES                                  SHARES        BENEFICIALLY         POST-
                                             BENEFICIALLY        PRE-OFFERING          OFFERED           OWNED           OFFERING
                                              OWNED PRE-          PERCENTAGE            IN THE           POST-              %
         NAME AND ADDRESS                      OFFERING           OWNERSHIP*           OFFERING         OFFERING       OWNERSHIP (8
-----------------------------------         --------------     ----------------     ---------------   -------------   --------------
Reed Slatkin ...........................         34,000               .51%               34,000            --               0%
890 N. Kellor Ave
Santa Barbara, CA
U.S.A. 93111

Chicago International Ltd. .............         17,000               .26%               17,000            --               0%
P.O. 170, Front Street, Grand Turk
Turks & Caicos Islands

Doug Forster ...........................         20,000               .30%               20,000            --               0%
1810 St. Denis Road
West Vancouver, B.C.  V7V 3W5

Bank Julius Bauer SA ...................         50,000               .75%               50,000            --               0%
2, boulevard du Theatre
P.O. Box 1211
Geneva 11
Switzerland

Gustavson Development Ltd. .............         17,000               .26%               17,000            --               0%
450 - 999 West Hastings Street
Vancouver, B.C.  V6C 2W2

Leola Purdy, Sons Ltd. .................         17,000               .26%               17,000            --               0%
1634 Kebet Way
Port Coquitlam, B.C.  V3C 5W9

Rahn & Bodmer ..........................         25,000               .38%               25,000            --               0%
Talstrasse 15 Postfach
Ch-8001 Zurich
Switzerland

Alison Sedun ...........................         17,000               .26%               17,000            --               0%
6015 Alma Street
Vancouver, B.C.  V6N 1Y3

Sedun DeWitt Capital Corp. .............         20,000               .30%               20,000            --               0%
2200 - 885 West Georgia Street
Vancouver, B.C.  V6C 3E8

Cambridge Americas Fund ................         17,000               .26%               17,000            --               0%
Royal Trust Corporation of Canada
ITF account: 113-555-004
South Tower, 2nd Floor
200 Bay Street
Toronto, Ontario  M5J 2J5

Carmen P. Hartman ......................          5,000               .08%               5,000             --               0%
3837 South Olathe Circle
Aurora, CO 80013

Jacqueline M. Hartman ..................          5,000               .08%               5,000             --               0%
3837 South Olathe Circle
Aurora, CO 80013

                                                                                                         SHARES
                                            SHARES                                  SHARES            BENEFICIALLY        POST-
                                         BENEFICIALLY        PRE-OFFERING           OFFERED              OWNED          OFFERING
                                          OWNED PRE-          PERCENTAGE            IN THE               POST-             %
         NAME AND ADDRESS                  OFFERING           OWNERSHIP*           OFFERING             OFFERING      OWNERSHIP (8)
-----------------------------------     --------------     ----------------     ---------------       ------------    -------------
Kelly Yeaton .....................            3,500                 .05%            3,500                  --                0%
3837 South Olathe Circle
Aurora, CO 80013

Ruth L. Yeaton ...................            5,000                 .08%            5,000                  --                0%
3837 South Olathe Circle
Aurora, CO 80013

Michelle L. Peebles ..............            3,333                 .05%            3,333                  --                0%
5373 Lookout Ridge Dr.
Boulder, CO 80301

Patrick J. Copeland ..............            3,333                 .05%            3,333                  --                0%
5373 Lookout Ridge Dr.
Boulder, CO 80301

Daniel R. Copeland ...............            3,333                 .05%            3,333                  --                0%
5370 Lookout Ridge Dr.
Boulder, CO 80301

C.M. Oliver & Company Limited ....           32,424(6)              .48%           32,424(6)               --                0%
750 West Pender Street, Suite 1600
Vancouver, BC  V6C2T8

Crutendon, Roth Securities .......           40,394(6)              .60%           40,394(6)               --                0%
809 Presidio Avenue, Suite B
Santa Barbara, CA 93101

Vail Securities Investment, Inc. .           13,600(6)              .20%           13,600(6)               --                0%
232 West Meadow Drive
Vail, CO 81637

Michael Cornis ...................           20,000(6)              .30%           20,000(6)               --                0%
5 Avenue Theodore-Flournoy
CH-1207 Geneva, Switzerland

John McMillan ....................           20,000(7)              .30%           20,000(7)               --                0%
512 Pine Street
Apton, CA

Charles Cushing ..................           25,000                 .37%           25,000                  --                0%
355 South 68th Street
Boulder, CO 80303

Great Ability Company ............           54,857                 .82%           54,857                  --                0%
C-1 - 1500 Hornby
Vancouver, BC V6Z 2R1
Canada

Beechmont Company ................           38,401                 .58%           38,401                  --                0%
c/o Robert Gellert
122 E. 42nd Street
New York, NY 10168-0127

                                                                                                   SHARES
                                            SHARES                               SHARES         BENEFICIALLY       POST-
                                         BENEFICIALLY        PRE-OFFERING        OFFERED           OWNED         OFFERING
                                          OWNED PRE-          PERCENTAGE         IN THE            POST-             %
         NAME AND ADDRESS                  OFFERING           OWNERSHIP*        OFFERING          OFFERING      OWNERSHIP (8)
-----------------------------------     --------------     ----------------  ---------------   -------------    -------------
Robert Gutenstein .................           13,715              .21%           13,715              --                0%
68 Wildwood Rd
Rodgewood, NJ 07450

James M. Temple ...................           13,715              .21%           13,715              --                0%
2350 Broadway
Boulder, CO 80304

Herbert S. Amster .................           10,971              .16%           10,971              --                0%
2601 Heatherway
Ann Arbor, MI 48104

Murray Gruson .....................            6,858              .10%            6,858              --                0%
37A Hazelton Av
Toronto, Ont. M5R 2E3
Canada

Ian Wookey ........................            6,858              .10%            6,858              --                0%
37A Hazelton Av
Toronto, Ont. M5R 2E3
Canada

Michael Levine ....................            5,486              .08%            5,486              --                0%
2122 NW 60th Circle
Boca Raton, FL 33496

James Oleynick ....................            5,486              .08%            5,486              --                0%
1749 McSpadden Ave ................
Vancouver, BC V5N 1L3
Canada

K. Dieter Heidrich ................           30,113              .45%           30,113              --                0%
230 Green Rock Dr. ................
Boulder, CO 80302

Opus Capital, Inc. ................            4,500              .07%            4,500              --                0%
1113 Spruce
Boulder, CO 80302

---------------

(1)   Includes warrants to purchase 87,500 shares of Common Stock.

(2) Includes 80,000 shares beneficially owned by Mr. Yurek and held in the name of the Daryl F. Yurek Self Employed Pension of which Smith Barney Inc. is custodian. Includes warrants to purchase 235,200 shares of Common Stock exercisable presently or within 60 days.

(3) Includes 31,500 shares held in the name of W. Terrance Schreier Simplified Employee Pension (SEP) of which Everen Securities is custodian, and 171,826 shares held by Sherilyn J. Schreier, wife of W. Terrance Schreier. Also includes warrants held by Transition Partners, Ltd. to purchase up to 103,650 shares of Common Stock of the Company exercisable presently or within 60 days. Transition Partners, Ltd. is controlled by Mr. Schreier and he is therefore the beneficial owner of all shares and warrants held in the name of Transition Partners, Ltd.

(4) Shares Beneficially Owned Pre-Offering includes warrants to purchase 103,650 shares of Common Stock of the Company exercisable presently or within 60 days. Copeland Consulting Group, Inc. is controlled by Gene R. Copeland and he is the beneficial owner of all shares and options held in the name of Copeland Consulting Group, Inc.

(5) "Shares Beneficially Owned pre-Offering" and "Shares Owned Beneficially Post-Offering" include shares that may be purchased upon exercise of options granted under the Company's Stock Option Plan which are exercisable presently or within 60 days as follows: Regis Frank: 47,750 shares; Robert C. Hartman, Jr.: 11,111 shares; Jason M. Rollings: 8,333 shares; Cathy Lea: 5,556 shares; Chris Blaise: 2,778 shares and Joe W.
      Green: 5,556 shares. The shares purchasable upon exercise of the options are not offered hereunder, and are expected to be offered pursuant to a registration statement on Form S-8.

(6) Shares listed may be purchased upon exercise of warrants. Each Warrant entitles the holder to purchase one share of the Company's Common Stock at a price of $4.25 before June 15, 1999 and $4.90 between June 15, 1999 and June 15, 2000.

(7) Shares listed may be purchased upon exercise of Warrants. Each Warrant entitles the holder to purchase one share of the Company's Common Stock at a price of $1.00 before March 17, 1999 and $1.15 between March 17, 1999 and March 17, 2000.

(8) For purposes of calculating the Post Offering % Ownership, it is assumed that all shares offered hereunder which are purchasable upon the exercise of warrants have been purchased by the selling Stockholder upon exercise of his warrants and that these shares have been sold pursuant to this offering.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

COMMON STOCK

         On August 4, 1998, the Company's Common Stock became listed and began trading on the Nasdaq SmallCap Market. Prior to such date, there was no listed trading market for the Company's Common Stock in the United States. The Common Stock of the Company was listed and traded on the Vancouver Stock Exchange from March 17, 1998, following completion of the Canadian Offering until September 9, 1998, when it was withdrawn from listing. There can be no assurance that an active trading market for the Company's Common Stock will develop or be sustained on the Nasdaq SmallCap Market.

         The high and low closing sales prices for the Company's Common Stock on the Vancouver Stock Exchange for the period from March 17, 1998 to March 31, 1998 and for the quarter ended June 30, 1998, were as follows:

  March 17 to March 31, 1998:                  Quarter ending June 30, 1998

       High - $5.40                                    High - $9.15
       Low - $3.75                                     Low - $4.90

         The Company has 6,683,002 shares of Common Stock issued and outstanding, of which approximately 3,781,002 shares held by U.S. Persons are "restricted securities" under Rule 144 of the Securities Act of 1933, as amended (the "Act"). The 1,660,000 shares issued in the Canadian Offering and 250,000 shares issued to the Agent in that offering on exercise of its warrants, all of which were issued pursuant to Regulation-S under the Act, are freely tradable. An additional 410,000 shares issued pursuant to Regulation S in September 1997 have been registered under the Act and all of the 1,468,941 shares issued in the Company's June 1998 private placement are registered hereunder. 940,000 of the shares held by Philip Becker have been held for the two-year holding period under Rule 144. The remaining 496,000 shares subject to Rule 144 have satisfied or will satisfy the Rule 144 one-year and two-year (as the case may be) holding periods at various times from September 4, 1998 through March 16, 2000. In addition to Rule 144 and Regulation S restrictions on sales under the U.S. securities laws, in accordance with Vancouver Stock Exchange requirements, 50,000 shares are subject to a "hold" and may not be sold by the owner until March 16, 1999.

STOCK OPTIONS AND WARRANTS

         As of the date of this Registration Statement, options to purchase 960,000 shares have been granted under the Company's Stock Option Plan (the "Option Plan"), 278,028 of which are currently exercisable. The options granted in excess of 900,000 total option shares are subject to stockholders approval of an increase in the number of shares authorized for grants under the Plan approved by the Board of Directors on September 18, 1998. Under the Stock Option Plan, 710,000 of such options are exercisable at a price of $1.00 per share, and 250,000 options are exercisable at prices between $4.88 and $7.15 per share. In addition, the Company had granted warrants to agents and consultants to purchase an aggregate of 681,418 shares of Common Stock of which 25,000 shares have been exercised. Of the warrants, 497,100 are exercisable at $1.00 per share until March 16, 1999 and at $1.15 per share thereafter until March 16, 2000.

         The Company has granted to the Agent, subagent and finders in the June 1998 Private Placement non-transferable warrants (the "Agent's Warrant") to acquire up to 159,318 shares of Common Stock. These Warrants are exercisable at $4.25 per share until June 15, 1999, and thereafter at $4.90 per share until June 15, 2000.

HOLDERS

         As of August 3, 1998, there were approximately 650 holders of Common Stock of the Company.

DIVIDENDS

         The Company has not paid dividends in the past and intends, for the foreseeable future, to retain all earnings, if any, for the development of its business opportunities. The payment of future dividends will be at the discretion of the Company's board of directors and will depend upon , among other things, future earnings, capital requirements, the Company's financial condition and general business conditions.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company has entered into transactions with its officers and directors, and with principal stockholders listed above or affiliated entities as described below.

EMPLOYMENT AGREEMENT - PHILIP BECKER

         On September 2, 1997 the Company and Philip Becker ("Becker"), the founder, the Chairman, Chief Technical Officer, Chief Executive Officer and a director of the Company, entered into an employment agreement (the "Becker Agreement") which extends for a thirty six month period commencing on September 1, 1997. Under the terms of the Becker Agreement the Company will pay to Becker the sum of $8,333 per month until March 17, 1998, the completion of the Canadian Offering, and thereafter the sum of $10,000 per month plus incentive stock options to acquire 200,000 shares of Common Stock at a price of $1.00 per share for a period of five years from the date of the issuance, September 2, 1997. The options vest over a 36 month period. No options will be exercisable initially, but 7/36 of the options will vest seven months after the date of the issuance, September 2, 1997, and 1/36 of the options will vest on the first day of each month thereafter.

         The Becker Agreement also provides that Becker shall be eligible to receive a quarterly performance bonus equal to 10% of the Company's earnings net of adjustments for interest and taxes. In the event that the bonus exceeds 50% of Becker's gross annual salary, the bonus will be capped at the amount of Becker's salary for the quarter.

         The Becker Agreement includes non-competition and confidentiality provisions which extend for 12 months and five years following the termination of Becker's employment with the Company, respectively. The Becker Agreement may be terminated by either the Company or Becker on 30 days notice without cause. If his employment is terminated by the Company without cause, the Company must pay Becker one month's salary for each year of employment since 1992.

EMPLOYMENT AGREEMENT - REGIS A. FRANK

         On March 6, 1998, the Company and Regis Frank ("Frank"), the President, Chief Operating Officer and a director, entered into an employment agreement (the "Frank Agreement") which extends for a thirty six month period commencing on January 1, 1998. Under the terms of the Frank Agreement the Company will pay to Frank the sum of $10,000 per month plus incentive stock options to acquire 90,000 shares of Common Stock at a price of $1.00 per share for a period of five years from the date of the issuance, January 8, 1998. The option will vest over a 36 month period, with no options exercisable initially, but 7/36 of the options will vest seven months after the date of the issuance, and 1/36 of the options will vest on the first day of each month thereafter (the "Standard Executive Option Terms"). A minimum of 22,500 options would become exercisable in the event of termination. The Frank Agreement also provides that Frank shall be eligible to receive a quarterly performance bonus not to exceed $20,000 per quarter.

         The Frank Agreement includes non-competition and confidentiality provisions which extend for 12 months and five years following the termination of Frank's employment with the Company, respectively. The Frank Agreement may be terminated by either the Company or Frank on 90 days notice without cause. If his employment is terminated by the Company without cause, the Company must pay Frank the greater of three (3) month's salary and benefits or that number of months equal to the number of years which have elapsed since January 1, 1998 until the date of Frank's termination by the Company.

EMPLOYMENT AGREEMENT - ROBERT C. HARTMAN

         On March 6, 1998, the Company and Robert C. Hartman ("Hartman"), the Vice President of Engineering, entered into an employment agreement (the "Hartman Agreement") which extends for a thirty six month period commencing on January 1, 1998. Under the terms of the Hartman Agreement the Company paid to Hartman the sum of $5,600 per month until the completion of the Canadian Offering, March 17, 1998, and thereafter the sum of $7,500 per month plus incentive stock options on Standard Executive Option Terms to acquire 40,000 shares of Common Stock at a price of $1.00 per share for a period of four years from the date of the issuance, January 8, 1998. The Hartman Agreement also provides that Hartman shall be eligible to receive a quarterly performance bonus not to exceed $5,000 per quarter.

         The Hartman Agreement includes non-competition and confidentiality provisions which extend for 12 months and five years following the termination of Hartman's employment with the Company, respectively. The Hartman Agreement may be terminated by either the Company or Hartman on 30 days notice without cause. If his employment is terminated by the Company without cause, the Company must pay Hartman the greater of three (3) month's salary and benefits or that number of months equal to the number of years which have elapsed since January 1, 1998 until the date of Hartman's termination by the Company.

EMPLOYMENT LETTER - JASON M. ROLLINGS

         On October 7, 1997, the Company provided a letter (the "Rollings Letter") to Jason M. Rollings ("Rollings"), the Vice President of Operations, outlining the terms of his employment by the Company. Under the terms of the Rollings Letter, the Company will pay to Rollings the sum of $7,500 per month plus incentive stock options on Standard Executive Option Terms to acquire 30,000 shares of Common Stock at a price of $1.00 per share for a period of four years from the date of issuance, January 8, 1998. Rollings is also eligible to receive a quarterly performance bonus, based equally on Rollings performance and the Company's performance, not to exceed $7,500 per quarter.

         The Rollings Letter also provides that the Company will loan Rollings $20,000. The loan is to be forgiven over a two-year period, with $10,000 being forgiven after one year of service and the remainder being forgiven when he has completed his second year of employment with the Company. If Rollings chooses to leave the Company before completing two years of employment with the Company, he agrees to repay any portion of the loan still outstanding. If the Company terminates Rollings' employment for any reason, other than cause, any outstanding loan balance will be immediately forgiven and Rollings will be entitled to three months severance.

         The Company also agreed to loan Rollings $15,000 on the earlier of February 28, 1998 or the closing of the Canadian Offering, March 17, 1998. Any such loan is to be repaid from any quarterly bonus Rollings receives. If Rollings chooses to leave the Company before any such loan has been repaid, Rollings agrees to repay any outstanding balance related thereto. If the Company terminates Rollings for any reason, other than cause, any outstanding loan balance will be forgiven.

EMPLOYMENT AGREEMENT - THOMAS R. TENNESSEN

         The Company and Thomas R. Tennessen ("Tennessen"), the Chief Financial Officer, entered into an employment agreement (the "Tennessen Agreement") which extends for a thirty six month period commencing on April 16, 1998. Under the terms of the Tennessen Agreement the Company will pay to Tennessen the sum of $7,500 per month plus incentive stock options to acquire 45,000 shares of Common Stock at a price of $1.00 per share on Standard Executive Option Terms for a period of four years from the date of the issuance, February 20, 1998. The Tennessen Agreement also provides that Tennessen shall be eligible to receive a quarterly performance bonus not to exceed $5,000 per quarter.

         The Tennessen Agreement includes non-competition and confidentiality provisions which extend for 12 months and five years following the termination of Tennessen's employment with the Company, respectively. The Tennessen Agreement may be terminated by either the Company or Tennessen on 30 days notice without cause. If his employment is terminated by the Company without cause, the Company must pay Tennessen the greater of three (3) month's salary and benefits or that number of months equal to the number of years which elapse subsequent to execution of the proposed agreement until the date of Tennessen's termination by the Company.

EMPLOYMENT AGREEMENT - JAMES R. BELL

         The Company and James R. Bell ("Bell"), the Vice President of Marketing, entered into an employment agreement (the "Bell Agreement") which extends for a thirty six month period commencing on April 20, 1998. Under the terms of the Bell Agreement the Company will pay to Bell the sum of $10,417 per month plus incentive stock options to acquire 60,000 shares of Common Stock at a price of $5.34 per share on Standard Executive Option Terms for a period of four years from the date of the issuance, April 19, 2002. The Bell Agreement also provides that Bell shall be eligible to receive a quarterly performance bonus not to exceed $12,500 per quarter.

         The Bell Agreement includes non-competition and confidentiality provisions which extend for 12 months and five years following the termination of Bell's employment with the Company, respectively. The Bell Agreement may be terminated by either the Company or Bell on 30 days notice without cause. If his employment is terminated by the Company without cause, the Company must pay Bell the greater of three (3) month's salary and benefits or that number of months equal to the number of years which elapse subsequent to execution of the proposed agreement until the date of Bell's termination by the Company.

EMPLOYMENT LETTER - JAMES M. LOVE

         Under the terms of a letter dated June 1, 1997 with James M. Love ("Love"), Vice President of Sales, (the "Love Employment Letter"), the Company will pay and grant him $7,500 per month and grant him incentive stock options to acquire 60,000 shares of common stock at a price of $7.00 per share on Standard Executive Option Terms for a period of three years from the date of issuance, June 2, 1998. Additionally, an incentive stock option on Standard Executive Option Terms to acquire 20,000 shares of common stock at a price of $7.00 per share for a period of three years from the date of issuance, June 2, 1998 based on reaching certain sales performance goals through December 31, 1998. The Love Employment Letter provides for a 1% commissions on gross sales from domestic and international sales, payable monthly.

CONSULTING AGREEMENT - PANTHEON CAPITAL LTD.; DARYL YUREK

         On August 22, 1997 the Company and Pantheon Capital Ltd. ("Pantheon") entered into a consulting and non-competition agreement (the "Pantheon Agreement") which extends until May 21, 1998. Under the terms of the Pantheon Agreement, as amended November 11, 1997, Pantheon provided certain consulting services relating to an interim private financing of up to $410,000 and to the Canadian Offering and agreed not to disclose confidential information of the Company for five years. All rights of Pantheon under the Pantheon Agreement have subsequently been transferred to its Stockholders, Daryl Yurek and Kent Nuzum. In consideration of its consulting services Pantheon was issued warrants to purchase 414,600 shares of Common Stock of the Company at $1.00 per share beginning September 16, 1998 and expiring March 31, 1999 (the "Pantheon Warrants"). For assistance in performing its services, Pantheon assigned one-half of the warrants equally to Transitions Partners, Ltd. and Copeland Consulting Group, Inc. The warrants provide that they may be exercised by giving a non-interest bearing 12-month promissory note to the Company.

         Daryl Yurek provided assistance in fund raising in the June 1998 Private Placement and, as compensation, Pantheon was paid $163,519 in finders fees and issued a warrant to purchase 52,900 shares of the Company's common stock at $4.25 in the first year and $4.90 in the second year. Pantheon paid one-third of the finders fees and agreed to assign one-third of the warrants, if permitted by regulatory authorities to Transition Partners, Ltd. Additionally as a consultant on sales and marketing strategies and management the Company has compensated Daryl Yurek by paying consulting fees and reimbursable expenses $73,454 and $14,758 in fiscal 1998 and 1997 respectively.

CONSULTING AGREEMENT - TRANSITION PARTNERS, LTD.; W. TERRANCE SCHREIER

         The Company and Transition Partners, Ltd. ("TPL"), a Colorado corporation controlled by Terrance Schreier, entered into a letter consulting agreement (the "TPL Agreement") on October 14, 1996, which was subsequently modified and extended on May 6, 1997 and August 22, 1997 and terminated on May 21, 1998, but orally extended on a month to month basis. Under the terms of the TPL Agreement, as amended, TPL provides certain consulting and advisory services related to general corporate development, strategic planning and capital formation of the Company. As a partial payment for its consulting services, TPL received two promissory notes in the amounts of $41,000 and $75,000 respectively for services in 1997. TPL assigned one-half of each note to Copeland Consulting Group, Inc. to compensate it for assisting in performing the services under the TPL Agreement. These promissory notes were paid in February 1998 by the issuance of shares of Common Stock at a price of $1.00 per share. The Company has paid total cash fees and reimbursable expenses of $41,549 and $90,767 to TPL in 1997 and 1998 respectively. Mr. Schreier also assisted in fund raising in the June 1998 Private Placement, and TPL received or will receive from Pantheon one-third of the finders fees and warrants received by Pantheon in connection with that offering, and for assistance in performing services under the Pantheon Agreement, Pantheon assigned to TPL 103,650 of the Pantheon Warrants. See "Consulting Agreement - Pantheon Capital Ltd.; Daryl Yurek", above.

CONSULTING AGREEMENT - COPELAND CONSULTING GROUP, INC.; GENE COPELAND

         Copeland Consulting Group, Inc. ("CCG"), a Delaware corporation controlled by Gene Copeland, has provided certain consulting and advisory services related to general corporate development, strategic planning and capital formation of the Company and Copeland also was a director of the Company from September 1997 to February 1998. The Company has paid total fees and reimbursable expenses of $6,000 and $43,254 in 1997 and 1998 respectively. CCG also assisted TPL and Pantheon, in performing services under the TPL Agreement and the Pantheon Agreement and was assigned one-half of TPL's notes that were paid by the Company by the issuance of shares of Common Stock at $1.00 per share, and 103,650 of the Pantheon Warrants. See "Consulting Agreement - Transition Partners, Ltd.; W. Terrance Schreier" and "Consulting Agreement - Pantheon Capital, Ltd.; Daryl Yurek", above.

CONSULTING AGREEMENT - ROBERT B. LOUTHAN

         In November 1997, the Company engaged Mr. Louthan, who was elected a Director in February 1998, as a consultant to the Company for one year with respect to the Company's efforts to establish strategic relationships with computer manufacturers and resellers for the distribution of the IPAD products. Under Mr. Louthan's Consulting Agreement, Mr. Louthan was paid $1,200 per day for his consulting services and he was granted options to purchase 7,000 shares of common stock at $1.00 per share. His consulting compensation in 1997 amounted to $4,200 and his compensation in the first six months of 1998 was $24,000. Additionally, upon the Company establishing a strategic relationship with a manufacturer or reseller, Mr. Louthan would have been entitled to receive cash compensation and options to purchase additional shares, based upon the value of orders received from such parties within a limited period. No such compensation was earned or paid. Mr. Louthan terminated his Consulting Agreement and resigned as a Director effective September 16, 1998. In consideration of the services he had rendered under the Consulting Agreement Mr. Louthan's right to exercise options to purchase 12,750 shares of the 18,000 share option granted to Mr. Louthan when he was elected a director was accelerated so that the options did not expire upon his resignation.

CUSTOMER RELATIONSHIP

         CANnect Communications, Inc. of which Richard B. Rice, a director of the Company, is the President, Chief Executive Officer and Director, and an 11.2% shareholder, is a customer of the Company, and has purchased from the Company products of a total value of $207,000 during the six months ended June 30, 1998 and is presently indebted to the Company in the amount of $163,000. All purchases were made at the Company's usual prices for comparable customers. Philip L. Becker, Chairman and CEO of the Company, is also a director of CANnect, and Daryl Yurek, an 8.6% stockholder of the Company, is also an 11% shareholder of CANnect.

SEVERANCE AGREEMENT

         J. Wayne Farlow was Chief Executive Officer of the Company from September 2, 1997 to November 11, 1997. On December 19, 1997 the Company and Wayne Farlow entered into a Severance Agreement and a Mutual Release (the "Severance Agreement") pursuant to that Agreement, the Company and Mr. Farlow agreed to Mr. Farlow's resignation as an officer and director effective November 7, 1997, the Company paid Mr. Farlow $10,000 per month through March 7, 1998, plus $1,875 in lieu of accrued vacation, and Mr. Farlow continued to participate in the Company's health insurance program, with premiums paid by the Company, until March 1998. In accordance with an option previously granted to Mr. Farlow, he has purchased 60,000 shares of Common Stock of the Company at a price of $0.50 per share, paid for by cash ($600) with the balance secured by a non-recourse promissory note, payable to the Company and due September 5, 1999.

                     SALE OF SHARES BY SELLING STOCKHOLDERS

         The sale of Shares by the Selling Stockholders may be effected from time to time in transactions (which may include block transactions) on any stock exchange or trading market, if any, on which the Company's Common Stock is listed or traded, in negotiated transactions, or a combination of such methods of sale at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of such shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers that act in connection with the sale of the shares of Common Stock hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any commissions received by them and any profit on the resale of the Shares as principals might be deemed to be underwriting discounts and commissions under the Act.

         The Company has paid substantially all of the expenses incident to the offering of the Shares, other than any fees and expenses of counsel to any of the Selling Stockholders.

                                  LEGAL MATTERS

         The due authorization, valid issuance and non-assessability of the shares of Common Stock offered hereby will be passed upon for the Company by the law firm of Davis, Graham & Stubbs LLP, Denver, Colorado.

                            DESCRIPTION OF SECURITIES

         The Company is authorized to issue 50,000,000 shares of Common Stock, $.01 par value. The holders of Common Stock are entitled to vote at all meeting of stockholders, to receive dividends if, as and when declared by the board of directors, and to participate ratably in any distribution of property or assets on the liquidation, winding up or other dissolution of the Company. The shares have no preemptive or conversion rights.

         The Board of Directors of the Company has approved amendments to the Article of Incorporation and Bylaws of the Company to provide: (1) for a staggered Board of Directors divided into three classes with each class having a term of three years; (2) that a director may only be removed for cause by a majority vote of the stockholders; (3) any vacancies on the Board of Directors shall be filled either by the Board of Directors or by a majority vote of the stockholders; (4) the stockholders may take action only at meetings, and not by actions by written consent; (5) only the Board of Directors may call special stockholder meetings; and (6) the Bylaws may only be amended by the Board of Directors or by a stockholder vote of at least two-thirds of the outstanding stock. The Board of Directors also approved the authorization of 5,000,000 shares of preferred stock. The Board of Directors also approved an amendment to the Certificate of Incorporation to create a class of preferred stock and authorize the issuance of up to 5,000,000 shares in series, with the rights of each series determinable by the Board of Directors. The Board of Directors have no present plans to issue any such shares. This amendment is also subject to stockholder approval.

                                     EXPERTS

         The financial statements of the Company included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other financial information with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934. Following completion of this Offering, the Company intends to furnish its stockholders with annual reports containing audited financial statements examined and reported upon by its independent certified public accountants and such interim reports, in each case, as it may determine to furnish or as may be required by law.

         The Company has filed with the Commission, a Registration Statement on Form 10-SB pursuant to the Securities Exchange Act of 1934, as amended and a Registration Statement on Form SB-2 pursuant to the Securities Act of 1933, as amended (collectively referred to as the "Registration Statements") with respect to the Shares being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and , in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statements, each such statement being qualified in its entirety by such reference. The Registration Statements and reports filed pursuant to the informational requirements of the Securities Exchange Act of 1934 may be inspected and copied at the offices of the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549; and its regional offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material, or any portion thereof, may be obtained from the Public Reference Section of the Commission, Judiciary

Place, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains information regarding registrants' electronic filings with the Commission. The address of the Commission's Web site is http://www.sec.gov.

         The Company's Common Stock is listed on the Nasdaq SmallCap Market. Reports and other information concerning the Company may be inspected at such stock market.

                                    APPENDIX

                                    GLOSSARY

         The following is a glossary of technical terms that appear in the discussion of the Company's business in this prospectus:

         "CLOSED, PROPRIETARY OPERATING SYSTEM" means an operating system which is not made available for open use and serves a specific purpose. A closed proprietary operating system has an advantage in security.

         "CPU" means Central Processing Unit, the computational engine of a computer.

         "CSU/DSU" means Customer Service Unit/Digital Service Unit. A device which converts the signals on a high speed leased line circuit to the digital signals required to connect to a computer interface.

         "DNS (DOMAIN NAME SERVER)" is a server function on the Internet which acts as a "Directory Assistance" service.

         "DOS" means Disk Operating System.

         "ETHERNET" is a high speed transmission medium which allows direct connection of computers in a local area at data transmission speeds of either 10Mhz or 100Mhz.

         "FCC" means Federal Communications Commission (US).

         "FINGER SERVER" is software which provides responses to queries using the standard Finger protocol.

         "FIREWALL" means a security function to prevent unauthorized access to a network. Firewalls can be very simple allowing for basic security, or very complex and involved for more advanced security needs.

         "FTP SERVER" means a File Transfer Protocol server which is a server function that allows you to offer access to files for transfer over the Internet. They are normally linked to web servers to provide a graphical interface.

         "GB" means Gigabyte.  One billion bytes.

         "INTEGRAL 56 KB LEASED LINE CSU/DSU" is a complete interface to allow direct connection to a particular type of leased line known as a 56KB leased line. Includes both the digital interface and the CSU/DSU required for this type of connection.

         "ISDN" means Integrated Services Digital Network. A special type of telephone circuit which allows direct digital connections.

         "KB" means Kilobyte.  One thousand bytes.

         "LAN" means Local Area Network. A group of computers in a local area (usually within a single building) which are connected together to share data.

         "MB" means Megabyte.  One million bytes.

         "MHZ" means Megahertz.  One million cycles per second.

         "MICROPROCESSOR" is a computer on a single integrated circuit chip.

         "PACKET ROUTING FIREWALL" is a security system based on applying rules to each packet which enters a router to determine if it should be allowed to continue onward or be rejected.

         "POP3 (POST OFFICE PROTOCOL 3) SERVER" is a server which stores local mail to be accessed by the end users E- mail package, e.g., Eudora, Microsoft Outlook, Netscape.

         "RAM" means Random Access Memory. A computer's working program and data memory.

         "ROUTER" means a device which acts as a "gateway" between network segments. A router in its simplest form will examine the address of each "information packet," determine its destination and send it down the appropriate wire.

         "SMTP (SIMPLE MAIL TRANSPORT PROTOCOL)" is a server that acts as the sending and receiving server. It looks at the address and sends it on its way or transfers it to the POP3 (Post Office Protocol 3) server.

         "TBBS" means The Bread Board System, a PC server software which creates a multi-user host for direct dial-in access for multiple users for ongoing messaging, file transfer and data access.

         "TELNET" is the Internet protocol used to simulate a point to modem (serial line) connection between two computers over the Internet.

         "TERMINAL SERVER" means a device which allows for remote dial-up access to a network.

         "UL" means Underwriter's Laboratories, Inc.

         "UNIX" is a multiuser computer operating system.

         "VPN (VIRTUAL PRIVATE NETWORK)" is the result of using encryption and special protocols to create a private network using public data transmission lines to promote lower cost and easy mobile access.

         "WWW" means World Wide Web.

                              FINANCIAL STATEMENTS

                                    CONTENTS

                                                                                                               PAGE
                                                                                                               ----
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..............................................................F-1

BALANCE SHEET...................................................................................................F-2

STATEMENTS OF OPERATIONS........................................................................................F-4

STATEMENTS OF STOCKHOLDERS' EQUITY..............................................................................F-5

STATEMENTS OF CASH FLOWS........................................................................................F-6

SUMMARY OF ACCOUNTING POLICIES..................................................................................F-7

NOTES TO FINANCIAL STATEMENTS...........................................................................F-11 - F-18








               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors
eSoft, Incorporated
Boulder, Colorado

We have audited the accompanying balance sheet of eSoft, Incorporated as of December 31, 1997 and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eSoft, Incorporated at December 31, 1997 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ BDO Seidman, LLP
Denver, Colorado
March 5, 1998
                                   eSOFT, INC.

                                 BALANCE SHEETS


                                                                   DECEMBER 31,             JUNE 30,
                                                                       1997                   1998
                                                                 ----------------       -----------------
                                                                                           (UNAUDITED)
                            ASSETS

CURRENT ASSETS
   Cash                                                          $        102,837       $       5,946,399
   Receivables:
      Trade, net of allowance for doubtful accounts                       199,832               1,398,108
      Subscription Receivable                                             200,000                       -
   Inventories                                                             94,607                 214,401
   Prepaid expense and other                                               24,799                 135,526
   Note Receivables                                                        20,000                  21,377
   Deferred income taxes                                                   18,000                  18,000
                                                                 ----------------       -----------------
         Total current assets                                             660,075               7,733,811

PROPERTY AND EQUIPMENT, AT COST:
   Computer equipment                                                     119,544                 173,110
   Furniture and equipment                                                143,157                 207,327
                                                                 ----------------       -----------------
                                                                          262,701                 380,437
   Less accumulated depreciation                                         (147,881)               (175,861)
                                                                 ----------------       -----------------
      Net property and equipment                                          114,820                 204,576

CAPITALIZED SOFTWARE COSTS, NET OF AMORTIZATION                           651,470                 609,378

OTHER ASSETS
   Deferred offering costs                                                280,896                       -
   Other assets                                                            17,539                   7,689
                                                                 ----------------       -----------------

TOTAL ASSETS                                                     $      1,724,800       $       8,555,454
                                                                 ================       =================

     See accompanying summary of accounting policies and notes to financial statements.

                                   eSOFT, INC.

                                 BALANCE SHEETS


                                                               DECEMBER 31,         JUNE 30
                                                                   1997               1998
                                                             ----------------    --------------
                                                                                  (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Note Payable - bank                                       $         75,757    $       57,423
   Accounts payable                                                   174,754           508,954
   Deferred revenue                                                    46,622            90,194
   Accrued expenses and other                                          91,949           183,773
   Due to related party                                                     -           100,000
   Note Payable - related party - current                              20,000                 -
                                                             ----------------    --------------
         Total current liabilities                                    409,082           940,344

   Deferred tax liability - net                                       180,000           180,000
   Convertible notes payable - related parties                        355,903                 -
                                                             ----------------    --------------
         Total liabilities                                            944,985         1,120,344

STOCKHOLDERS' EQUITY
   Common stock, par value $.01 per share;
         authorized 50,000,000 shares; 2,433,158 and
      6,658,002 issued and outstanding December 31, 1997
      and June 30, 1998, respectively                                  24,332            66,581
      Additional paid-in capital                                    1,135,432         8,576,399
      Accumulated deficit                                            (379,949)       (1,207,870)
                                                             ----------------    --------------
         Total stockholders' equity                                   779,815         7,435,110

TOTAL LIABILITIES AND                                        $      1,724,800    $    8,555,454
    STOCKHOLDERS' EQUITY
                                                             ================    ==============


     See accompanying summary of accounting policies and notes to financial statements.

                                   eSOFT, INC.

                            STATEMENTS OF OPERATIONS



                                                     FOR THE YEARS ENDED                  FOR THE SIX MONTHS ENDED
                                                         DECEMBER 31,                             JUNE 30,
                                                   1996                1997               1997               1998
                                             -----------------   ----------------    ---------------   -----------------
                                                                                       (UNAUDITED)        (UNAUDITED)

REVENUES                                     $       1,405,761   $      1,233,137    $       482,263   $       1,854,940
COST AND EXPENSES:
   Cost of revenue                                     598,736            412,639            180,890             698,540
   Research and development                                 --             56,671                 --              15,658
   Selling, general and administrative                 631,124            922,344            324,926           1,983,295
   Interest expense                                     23,914             31,012             16,718               5,263
   Loss on disposal of assets                           27,739              7,803                 --                  --
   Other                                                 4,899             (4,080)              (668)            (19,896)
                                             -----------------   ----------------    ---------------   -----------------
Total costs and expenses                             1,286,412          1,426,389            521,866           2,682,860
                                             -----------------   ----------------    ---------------   -----------------
Income (loss) before income taxes                      119,349           (193,252)           (39,603)           (827,920)
                                             -----------------   ----------------    ---------------   -----------------
Income tax expense                                          --            162,000                 --                  --
                                             -----------------   ----------------    ---------------   -----------------
NET INCOME (LOSS)                                      119,349           (355,252)           (39,603)           (827,920)
                                             -----------------   ----------------    ---------------   -----------------
Basic and diluted income (loss) per
   common shares                                         $0.11             ($0.23)             (0.03)              (0.19)
                                             -----------------   ----------------    ---------------   -----------------
Weighted-average number of common                    1,102,253          1,536,884          1,263,158           4,249,592
   shares outstanding
                                             =================   ================    ===============   =================




     See accompanying summary of accounting policies and notes to financial statements.

                                   eSOFT, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY



                                                               COMMON STOCK          ADDITIONAL                         TOTAL
                                                         ------------------------     PAID-IN        ACCUMULATED     STOCKHOLDERS
                                                           SHARES       AMOUNT        CAPITAL          DEFICIT          EQUITY
                                                         ----------  ------------  -------------   ---------------  ---------------
BALANCE, January 1, 1996                                    921,704  $      9,217  $     340,833   $     (144,046)  $      206,004
   Debt exchange for common stock                           341,454         3,415        127,140               --          130,555
   Net income for the year                                       --            --             --          119,349          119,349
                                                         ----------  ------------  -------------   ---------------  --------------
BALANCE, December 31, 1996                                1,263,158        12,632        467,973          (24,697)         455,908
   Issuance of common stock pursuant to private
      placements, net of issuance costs of $80,841          820,000         8,200        320,959               --          329,159
   Common stock subscribed                                  350,000         3,500        346,500               --          350,000
   Net loss for the year                                         --            --             --         (355,252)        (355,252)
                                                         ----------  ------------  -------------   ---------------  --------------
BALANCE, December 31, 1997                                2,433,158  $     24,332  $   1,135,432   $     (379,949)  $      779,815
   Issuance of warrants pursuant to private placement,
      January 1998                                               --            --            438               --              438
   Issuance of stock pursuant to private placement
      net, of offering costs, February 1998                 290,000         2,900        184,082               --          186,982
   Issuance of stock pursuant to option conversion           60,000           600         29,400               --           30,000
   Issuance of stock pursuant to stock grant                 90,000           900           (900)              --               --
   Issuance of stock pursuant to IPO net of offering
      costs, March 1998                                   1,550,000        15,500        993,650               --        1,009,150
   Issuance of stock for IPO fee shares, March 1998         110,000         1,100         (1,100)              --               --
   Issuance of stock for note conversion, March 1998        355,903         3,560        352,343               --          355,903
   Issuance of stock pursuant to private placement,
      March 1998                                             50,000           500         49,500               --           50,000
   Issuance of stock pursuant to exercise of agents'
      warrants, April 1998                                  250,000         2,500        247,500               --          250,000
   Issuance of compensatory warrants, April 1998                 --            --         69,600               --           69,600
   Issuance of stock pursuant to private placement,
      net of offering costs, June 1998                    1,468,941        14,689      5,516,454               --        5,531,143
   Net loss for the six months ended June 30, 1998               --            --             --         (827,921)        (827,921)
                                                         ----------  ------------  -------------   --------------   --------------
BALANCE, June 30, 1998 (Unaudited)                        6,658,002  $     66,581  $   8,576,399   $   (1,207,870)  $    7,435,110
                                                         ==========  ============  =============   ==============   ==============

     See accompanying summary of accounting policies and notes to financial statements.

                                   eSOFT, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                           (UNAUDITED)
                                                                    FOR THE YEARS ENDED                FOR THE SIX MONTHS
                                                                        DECEMBER 31,                      ENDED JUNE 30,
                                                                   1996             1997              1997             1998
                                                             ---------------   -------------      ------------    --------------
CASH FLOW FROM OPERATING ACTIVITIES:
   Net income (loss)                                         $       119,349   $   (355,252)       ($39,603)      $    (827,920)
   Adjustments to reconcile net income (loss) to
      net cash (used in)
   provided by operating activities
      Depreciation and amortization                                   79,637        141,943          79,830             129,966
      Loss on disposal of capital assets                              27,739          7,803              --                  --
      Provision for losses on accounts receivables                        --         48,000              --              27,930
      Deferred tax expense                                                --        162,000              --                  --
      Issuance of compensatory options/warrants                           --             --              --              23,200
      Consulting expense incurred for note payable                        --         41,000              --                  --
      Changes in operating assets and liabilities:
         Accounts receivable - trade                                  12,173       (213,167)        (13,429)         (1,225,276)
         Inventories                                                  37,734        (35,948)         11,346            (119,794)
         Other assets                                                 18,949        (59,777)             --               9,850
         Prepaid expenses                                                 --             --              --            (110,728)
         Accounts payable                                            (58,667)       145,026          20,695             334,200
         Accrued expenses and other                                  (35,122)        85,915           1,078              91,824
         Deferred revenue                                             57,970        (11,348)        (28,042)             43,572
                                                             ---------------   ------------    ------------       -------------
Net cash provided by (used in) operating activities                  259,762        (43,805)         31,875          (1,623,176)
                                                             ---------------   ------------    ------------       -------------

CASH FLOW FROM INVESTING ACTIVITIES:
      Purchase of property and equipment                             (19,041)        21,989            (440)           (117,736)
      Additions to capitalized software                             (440,237)       221,139        (131,196)            (60,000)
      Notes receivable - related parties                                                                 --              (2,200)
                                                             ---------------   ------------    ------------       -------------
Net cash used in investing activities                               (459,278)      (243,128)       (131,636)           (179,936)
                                                             ---------------   ------------    ------------       -------------

CASH FLOW FROM FINANCING ACTIVITIES
      Proceeds from issuance of common stock conversion
      of notes and warrants - net                                         --        479,159              --           7,385,008
      Proceeds from (payments on) borrowings                              --        100,000         120,000             (20,000)
      Proceeds from subscription receivables                              --             --              --             200,000
      Payments on debt                                                    --        (24,243)        (11,845)            (18,334)
      Proceeds from related party borrowings                         208,550         20,000                             100,000
      Deferred offering costs                                             --       (205,896)             --                  --
      Payments on related party notes payable                        (36,386)            --                             (20,000)
   Net cash provided by financing activities                         172,164                                          7,646,674
                                                             ---------------

INCREASE (DECREASE) IN CASH                                          (27,352)         82,087          8,394           5,843,562

CASH: BEGINNING OF PERIOD                                             48,102          20,750         20,750             102,837
                                                             ---------------   -------------    -----------      --------------

CASH: END OF PERIOD                                          $        20,750   $     102,837    $    29,144      $    5,946,399
                                                             ===============   =============    ===========      ==============

   See accompanying summary of accounting policies and notes to the financial statements.

                         SUMMARY OF ACCOUNTING POLICIES

BUSINESS

         eSoft, Incorporated (the "Company" or "eSoft"), a Delaware corporation, develops and markets internet connectivity solutions. The Company has developed software, which is integrated with a hardware component, that allows local area networks to connect with the internet. The software also contains full access control for its remote access features. The Company also resells related connectivity accessories. The Company previously had developed and sold software for the bulletin board market.

         The Company was previously a Colorado corporation and was merged into a newly formed Delaware corporation as of February 17, 1998 of the same name with the Colorado corporation ceasing to exist. The transaction was accounted for on a basis similar to a pooling of interest with no change in the historical financial statements of eSoft. The newly formed corporation had no operations prior to the merger.

         Prior to June 30, 1996, eSoft and Philip L. Becker, Ltd. ("PLB") operated as a combined entity due to common ownership. eSoft, an S-corporation, acted as the general partner of PLB, a limited partnership. eSoft, as general partner, owned 10% of the partnership while the sole stockholder of eSoft owned the other 90% individually. PLB was dissolved on June 30, 1996 and the assets were contributed to the Company in exchange for common stock.

         The contribution of assets was accounted for in a manner similar to a pooling-of-interests (the assets, liabilities and partnership capital were contributed at book values) and, accordingly, the Company's financial statements have been presented to include the results of operations as though the contribution of assets occurred as of January 1, 1996.

CONCENTRATIONS OF CREDIT RISK

         The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company's cash and cash equivalents are deposited with financial institutions and are primarily invested in money market accounts. The investment policy limits the Company's exposure to concentration of credit risk. Such deposit accounts at times may exceed federally insured limits. The Company has not experienced any losses in such accounts.

         On-going credit evaluations of customers' financial condition are performed and, generally no collateral is required. The Company maintains an allowance for potential losses based on management's analysis of possible uncollectible accounts.

         The Company with regard to its foreign sales does not take the risk of foreign currency fluctuation. All sales are designated as payment in US denominated funds at the time of sale.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         Unless otherwise specified, the Company believes the book value of financial instruments approximates their fair value.

INVENTORIES

         Inventories, consisting of purchased goods, are valued at the lower of cost (first-in, first-out) or market.

           June 30, 1998 and 1997 Financial Statements are unaudited.

PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Depreciation is computed using straight-line methods over the estimated useful lives (generally five years) of the assets.

CAPITALIZED SOFTWARE COSTS

         Costs incurred internally in creating software products for resale are charged to expense until technological feasibility has been established upon completion of a detail program design. Thereafter, all software development costs are capitalized until the point that the product is ready for sale and subsequently reported at the lower of amortized cost or net realizable value.

         In accordance with Statement of Financial Accounting Standard No. 86, the Company recognizes the greater amount of annual amortization of capitalized software costs under 1) the ratio of current year revenues by product, to the product's total estimated revenues method or 2) over the products estimated economic useful life by the straight-line method.

REVENUE RECOGNITION

         The Company recognizes revenue at the time products are shipped to its customers. Provision is made currently for estimated product returns which may occur under programs the Company has with its customers. Revenue from support and update service agreements is deferred at the time the agreement is executed and recognized ratably over the contractual period. The Company recognizes revenues from customer training and consulting services when such services are provided. All costs associated with licensing of software products, support and update services, and training and consulting services are expensed as incurred.

INCOME TAXES

         The Company with consent of its stockholder, through September 4, 1997, elected under the Internal Revenue Code to be an S-corporation. Subsequent to September 4, 1997, the Company is taxed as a U.S. C-corporation. Philip L. Becker, Ltd. elected to be taxed as a partnership. In lieu of corporation income taxes, the stockholder and partners were taxed on their proportional share of the Company's or partnership's taxable income. Therefore through September 4, 1997, no provision for income taxes has been made in the accompanying financial statements.

         The Company follows the provisions of Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes ("SFAS No. 109"), which requires use of the "liability method." Accordingly, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities, using the enacted tax rates in effect for the year in which the differences are expected to reverse. The provisions of SFAS No. 109 did not have an impact until after September 4, 1997.

CASH EQUIVALENTS

         The Company considers cash and all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

           June 30, 1998 and 1997 Financial Statements are unaudited.

LONG-TERM ASSETS

         The Company applies SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets". Under SFAS No. 121, long-lived assets and certain intangibles are reported at the lower of the carrying amount or their estimated recoverable amounts.

NET INCOME (LOSS) PER SHARE

         Through December 31, 1996, the Company followed the provisions of Accounting Principles Board Opinion (APB) No. 15, "Earnings Per Share". Effective for the year ended December 31, 1997, the Company implemented Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share". SFAS No. 128 provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share. In loss periods, dilutive common equivalent shares are excluded as the effect would be anti-dilutive. Basic and diluted earnings per share are the same for all periods presented.

         Options and warrants to purchase 762,100 shares of common stock and convertible notes payable-related parties into 355,903 shares of common stock were not included in the computation of diluted EPS because their effect was anti-dilutive for the year ended December 31, 1997.

         Subsequent to December 31, 1997, the Company granted 90,000 shares to certain employees, sold 290,000 shares of common stock, and accepted subscriptions to another 100,000 shares of common stock. Additionally, the Company converted $355,903 of the convertible notes payable - related parties into 355,903 shares of common stock.

         Through the period ended June 30, 1998 the Company had granted options and warrants to purchase 1,557,418 shares of common stock that were not included in the computation of diluted earnings per share because their effect was anti-dilutive. During the period ended June 30, 1997, the Company granted no options or warrants.

STOCK OPTION PLANS

         The Company applies Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees," (APB Opinion 25) and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, no compensation cost has been recognized for stock options granted as the option price equals or exceeds the market price of the underlying common stock on the date of grant.

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), requires the Company to provide pro forma information regarding net income as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123.

DEFERRED OFFERING COSTS

         Costs incurred in connection with the Company's public offering and private placements were deferred until completion of the offerings. The charges were offset against stockholders' equity upon the completion of the offering.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS
130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence

           June 30, 1998 and 1997 Financial Statements are unaudited.

as other financial statements. SFAS 130 was adopted after December 31, 1997 and there was no effect on the June 30, 1998 financial statements.

         Also, in June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which supersedes SFAS No.14, "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFA 131 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the recent issuance of the standards, management has been unable to fully evaluate the impact, if any, the standards may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of these standards.

         In October 1997, Statement of Position 97-2, Software Revenue Recognition (SOP 97-2), was issued. The SOP provides guidance on when revenue should be recognized and in what amounts licensing, selling, leasing, or otherwise marketing computer software. SOP 97-2 is effective for transactions entered into in fiscal years after December 15, 1997. In March 1998, SOP 98-4 was issued to defer for one year the application of certain provisions of SOP 97-2. Because of the recent issuance of these SOPs, management has been unable to fully evaluate the impact, if any, these SOPs may have on future financial statement disclosure.

         In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" which standardizes the disclosure requirements for pensions and other postretirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. SFAS No. 132 is effective for years beginning after December 15, 1997 and requires comparative information for earlier years to be restated, unless such information is not readily available. Management believes the adoption of this statement will have no material impact on the Company's financial statements.

RECLASSIFICATIONS

         Certain items included in the prior year's financial statements have been reclassified to conform to the current presentation.

UNAUDITED PERIODS

         The financial information with respect to the six months ended June 30, 1998 and 1997, is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals necessary for a fair presentation of the results for such period. The results of operations for interim periods are not necessarily indicative of the results of operations for the full fiscal year.




           June 30, 1998 and 1997 Financial Statements are unaudited.

                          NOTES TO FINANCIAL STATEMENTS

1.       TRADE RECEIVABLES

         The following information summarizes trade receivables:


                                                                                       JUNE 30,
                                                         DECEMBER 31,                    1998
                                                             1997                    (UNAUDITED)
                                                       -----------------          ------------------
Accounts Receivable                                              247,832                   1,473,108
     Less allowance for doubtful accounts                        (48,000)                    (75,000)
                                                       -----------------          ------------------
                                                       $         199,832          $        1,398,108
                                                       =================          ==================


         The Company's sales efforts are being focused through a two tier distribution model. The Company has six distributors which accounted for 61% of the Company's sales through the six months ending June 30, 1998. Sales composition through the six months ended June 30, 1998 include 41% for international destinations and 59% for the domestic market. The six distributors that make up the majority of the Company's six months sales represent 73% of the total accounts receivable, with one customer representing 19% of the total accounts receivable on June 30, 1998.

         The Company has three distributors which each comprise 10% or more of the sales through the six months ending June 30, 1998. The three distributors represent 15%, 14% and 11% of the sales revenue for the six months ended June 30, 1998.

2.       CONVERTIBLE NOTES PAYABLE - RELATED PARTIES

         Prior to January 1, 1996 the Company had entered into an unsecured note agreement with the initial stockholder in the amount of $125,000 with interest at 9% per annum, maturing December 31, 1997. The Company also had borrowed an additional $111,598 from the stockholder under various unsecured demand note agreements with interest at 7% per annum.

         On June 21, 1996, the stockholder converted $130,555 of the above notes into 341,454 shares of common stock. The remaining amounts outstanding and additional advances from the stockholder during 1996 were combined into a $239,903 unsecured demand note payable. The note bears interest at 7% per annum and requires monthly interest payments of $1,399. In October 1997, the note was amended which provides the Company the option to convert the note into equity at the price of the Company's contemplated initial public offering. The note is payable in full on January 2, 1999.

         The Company entered into an agreement with a business consulting firm to provide services through May 31, 1998 in exchange for convertible notes payable totaling $116,000. The convertible notes payable bear interest at a rate of 12% per annum and are payable on January 2, 1999. The notes are convertible into common stock, at the Company's option, at the price of the Company's contemplated initial public offering.

         Subsequent to December 31, 1997, holders of the convertible notes payable accepted as full payment of the principal amounts owed 355,903 shares of the Company's common stock valued at $1.00 per share.


           June 30, 1998 and 1997 Financial Statements are unaudited.

3.       RESEARCH AND DEVELOPMENT

         During the years ended December 31, 1997 and 1996, the Company capitalized $233,425 and $440,237 of software development costs. During the period ending June 30, 1998, the Company capitalized $60,000 of software development costs. Amortization expense of capitalized software development costs included in depreciation and amortization for the years ended December 31, 1997 and 1996 amounted to $116,912 and $35,761 and $102,092 for the six months ended June 30, 1998. Research and development costs were $56,671 and $0 for the years ended December 31, 1997 and 1996, and $15,658 for the period ended June 30, 1998.

         Research and development expenditures during the following periods were comprised as follows:



                                                       Years Ended December 31                June 30,         June 30,
                                                -------------------------------------           1998             1997
                                                      1996                 1997             (Unaudited)      (Unaudited)
------------------------------------------------------------------------------------------------------------------------

Payroll and related costs                       $      218,545       $      131,627                  --       $   78,976

Officer payroll                                         48,300               50,000                  --           30,000
Internet and telephone expenses                         35,276               30,056                  --           18,034

Beta testing                                            35,534                   --                  --               --

Occupancy costs                                         24,427               34,860                  --           20,916
Purchased software                                      23,800                   --              60,000               --
Other                                                   54,355               43,553              15,658           26,132
------------------------------------------------------------------------------------------------------------------------

                                                       440,237              290,096              75,658          174,058
Less capitalized software costs                        440,237              233,425              60,000          174,058
------------------------------------------------------------------------------------------------------------------------

                                                $           --       $       56,671         $    15,658       $      -6-
========================================================================================================================


4.       COMMITMENTS

Leases

         The Company leases certain of its facilities and equipment under noncancellable operating lease agreements which expire at various dates through 2000. Rent expense for the years ended December 31, 1997 and 1996 was $50,625 and $31,160, and for the six months ended June 30, 1998 and June 30, 1997 was $45,164 and $44,000, respectively.

         Future minimum lease payments under noncancellable operating leases are as follows:

Year ending December 31,
------------------------------------------------------------------------------
1998                                                              $     80,000
1999                                                                    60,000
2000                                                                    49,000
------------------------------------------------------------------------------
                                                                   $   189,000
==============================================================================


           June 30, 1998 and 1997 Financial Statements are unaudited.

Software Development and License Agreements

         The Company has entered into several software development and license agreements related to software utilized in certain of the Company's products. The agreements require compensation or royalty payments based on percentages (ranging from 2.5% to 33.3%) of applicable gross sales and subject to certain maximum amounts per license as defined in the agreements.

         Subsequent to December 31, 1997, the Company entered into an agreement to terminate the software development agreements. The termination agreement required the Company to pay $30,000 at the agreements inception; $30,000 no later than 15 days after the Company completes its proposed public offering, and the issuance of stock warrants entitling the warrant holder, for a period of two years from January 29, 1998 to purchase up to 20,000 shares of the Company's common stock at a price of $1.00 per share until March 17, 1998 and $1.15 per share until the warrants expire.

5.       INCOME TAXES

         As stated in the summary of accounting policies, the Company had elected to be taxed as an S corporation. In lieu of the corporation income taxes, the stockholders and partners were taxed on their proportional share of the Company's taxable income. The proforma income (loss) per common share if the Company was subject to taxes (federal statutory rate of 34%) would be as follows:


Year ended December 31,                     1996                      1997
--------------------------------------------------------------------------------
Income (loss) before                 $      119,349            $     (193,252)
income taxes
Proforma income tax                         (41,000)                   66,000
    benefit (expense)
--------------------------------------------------------------------------------
Proforma net income (loss)           $       78,349            $     (127,252)
================================================================================
Proforma income (loss) per share     $          .08            $         (.08)
================================================================================


         With the change in tax status from an S corporation to a C corporation on September 4, 1997, the Company recorded an expense to recognize a deferred tax liability. The deferred tax liability primarily results from the capitalized software development costs being expensed for income tax purposes in the period such costs are incurred.


           June 30, 1998 and 1997 Financial Statements are unaudited.

         The provision for income taxes consisted of the following:


                                                                                                   Six months ended
                                                                     Year ended                      June 30, 1998
                                                                 December 31, 1997                    (unaudited)
-----------------------------------------------------------------------------------------------------------------------------------

Current expense (benefits):
   Federal                                                      $             (16,000)                               --
   State                                                                       (2,000)                               --

Deferred expense (benefit):
   Federal                                                                    164,000                                --
   State                                                                       16,000                                --
-----------------------------------------------------------------------------------------------------------------------------------

                                                                $             162,000                                --
===================================================================================================================================

       A reconciliation of the effective tax rates and the statutory U.S.
                       federal income tax rates follows:


                                                                    Year ended                     Six months ended
                                                                   December 31,                      June 30, 1998
                                                                       1997                           (unaudited)
-----------------------------------------------------------------------------------------------------------------------------------

U.S. federal tax benefit at statutory rates                     $           (68,000)             $             (281,000)
State income tax benefit, net of federal tax amount                          (7,000)                            (27,000)
Other                                                                        (6,000)                                 --
Change in valuation allowance                                                    --                             308,000
Deferred tax expense for software                                           243,000                                  --
-----------------------------------------------------------------------------------------------------------------------------------

Income tax expense                                              $           162,000                                  --
===================================================================================================================================


      Temporary differences that give rise to a significant portion of the deferred tax assets and liability are as follows:


                                                                   December 31,                      June 30, 1998
                                                                       1997                           (unaudited)
-----------------------------------------------------------------------------------------------------------------------------------

Net operating loss carryforward                                $             58,000             $               340,000
Provisions for allowance for uncollectible accounts                          18,000                              27,000
Valuation allowance                                                              --                            (308,000)
Software amortization                                                      (243,000)                           (228,000)
Other                                                                         5,000                               5,000
-----------------------------------------------------------------------------------------------------------------------------------

Net deferred tax liability                                     $           (162,000)            $              (162,000)

===================================================================================================================================


           June 30, 1998 and 1997 Financial Statements are unaudited.

         At June 30, 1998 and December 31, 1997, the Company had net operating loss carry forwards of approximately $900,000 and $155,000 with expirations through 2014. The net operating losses are limited due to issuances of common stock. The valuation allowance at June 30, 1998 was established as the Company is not able to determine that it is more likely than not that the not defined asset will be realized.

6.       CAPITAL TRANSACTIONS

         On August 27, 1997, the Board of Directors authorized a stock split of
63.1579 to 1. All references to common share and per share amounts in the accompanying financial statements have been retroactively restated to reflect the effect of the stock split.

         On September 12, 1997, the Company sold 820,000 shares of common stock for $410,000 in a private placement. In December 1997, the Company sold 350,000 shares of common stock for $350,000 in a private placement. The Company granted the promoter of the private placement warrants to purchase an additional 87,500 shares of common stock at $1 per share. The warrants expire December 22, 1999. Of the December 1997 private placement, $200,000 was recorded as a subscription receivable. Subsequent to December 31, 1997, the Company received the outstanding balance. The net proceeds to the Company after stock issuance costs was $679,159.

         In September 1997 the Company granted various options and warrants to purchase an aggregate of 614,600 shares of its common stock to employees and consultants. Terms of the employee options are 200,000 shares at $1 per share which expire September 2002. Warrants to purchase 414,600 shares of common stock have been issued to consultants at $1 per share. The warrants were modified in January 1998, changing the term of the warrants to one year and fifteen days after the Company's shares are listed for trading. If the shares are not exercised within a year, the exercise price increased to $1.15 for fifteen days.

         The Company also granted in September 1997, 60,000 options to an employee at $.50 per share that were exercisable immediately. The options expire in September 1998. The 60,000 options were exercised in February 1998 under a stock subscription. The Company received $600 cash and a note receivable for $29,400 to exercise such shares.

         In January 1998, the Company granted 90,000 shares of common stock to certain employees.

         In February and March 1998, the Company completed a $340,000 private placement of 340,000 shares of the Company's common stock, all at a price of $1.00 per share to officers, directors, key employees and consultants of the Company. The Company accepted subscriptions for 50,000 shares, included in above, at a price of $1.00 which was collected in April 1998.

         In February and March 1998 the Company converted the non-interest bearing Note payable to related parties in the amount of $355,903 into 355,903 shares of the Company's common stock at a price of $1.00 per share.

         On March 16, 1998 the Company completed its Initial Public Offering
(IPO), on the Vancouver Stock Exchange, of 1,550,000 shares of its common stock at a price of US $1.00 per share for a total offering of US $1,550,000. The offering was underwritten by C.M. Oliver & Company Ltd. (the "Agent") and was made pursuant to the requirements of Regulation S under the Securities Act of 1933 (the "Act") to non US Persons. The shares offered were therefore exempt from registration under the Act. The net cash proceeds to the Registrant from the Canadian Offering were approximately US $1,009,150 after payment of US $116,750 commissions to the Agent (7.5% of the offering price). The Company granted to the Agent for the Canadian Offering a non-transferable warrant (the "Agent's Warrant") to acquire up to 250,000 shares of Common Stock. The Agent's Warrant was exercisable at $1.00 per share until March 16, 1999, and thereafter at $1.15 per share until March 16, 2000.

         In April 1998, eSoft issued 250,000 shares of its common stock at a price of $1.00 per share for a total of $250,000, upon the exercise of agent warrants issued in conjunction with the Company's March 1998 Initial Public Offering to its Canadian agents.


           June 30, 1998 and 1997 Financial Statements are unaudited.

         On June 15, 1998, eSoft completed the private placement of 1,468,941 shares of its common stock at a price of $4.25 per share for a total offering of $6,243,000. The offering was placed through C.M. Oliver & Company Ltd. of Vancouver, B.C. (the "Agent"), which acted as agent in the offering, with the participation of other sub-agents and finders. The net cash proceeds to the Company from the private placement were approximately $5,531,000 after payment of expenses of the offering, estimated at $204,175, and payment of $507,825 (8.13% of the offering price) commissions to the Agent, sub-agents, and finders who will also be issued warrants to purchase 159,318 (10.85% of the offered shares) of eSoft's common stock at a price of US $4.25 in the first year and US $4.90 in the second year. Shares were sold in the offering to investors in Canada and Europe in reliance upon the exemption from registration of the shares under Regulation S under the Securities Act of 1933 (the "Act") (see Part II item 2, below), and to accredited investors in the United States in reliance upon Regulation D (Rule 505) under the Act. The shares issued in the private placement are eligible for the shortened hold period of four months in British Columbia pursuant to the requirements of BOR #97112 of the B.C. Securities Commission. eSoft has agreed to register the shares as soon as practicable under the U.S. Securities Act of 1933 for public sale in the United States.

         FASB Statement 123, "Accounting for Stock-Based Compensation" (SFAS No.
123), requires the Company to provide pro forma information regarding net income and net income per share as if compensation costs for the Company's stock option plans and other stock awards had been determined in accordance with fair value based methods prescribed in SFAS No. 123. The proforma net loss and net loss per share for the year ended December 31, 1997 would have been $(355,969) and ($.23).

         The Company estimated the fair value of each stock award at the grant date by using the Black-Scholes option- pricing model with the following weighted-average assumptions used for grants in the twelve months ended December 31, 1997: dividend yield of 0 percent for all years; risk-free interest rate of 6 percent; and expected live of one year for the options.

         A summary of the Company's outstanding options and warrants as of June 30, 1998 and changes during the periods presented below:

                                                                            Range of           Weighted Average
                                                                             Shares             Exercise Price
-------------------------------------------------------------------------------------------------------------------


Outstanding, beginning of year                                                    --                 $   --

    Granted                                                                  762,100                    .96
    Canceled                                                                      --                     --
    Exercised                                                                     --                     --

-------------------------------------------------------------------------------------------------------------------


Outstanding, December 31, 1998                                               762,100                  $ .96
===================================================================================================================


    The following table summarizes information about stock options and warrants outstanding at December 31, 1997:

                        Number         Weighted Average       Weighted             Number             Weighted
   Range of           Outstanding          Remaining           Average           Exercisable           Average
Exercise Prices       at 06/30/98      Contractual Life    Exercise Price        at 06/30/98       Exercise Price
-------------------------------------------------------------------------------------------------------------------


     $ .50              60,000               .75                $ .50              60,000               $ .50
      1.00             702,100              2.19                 1.00
-------------------------------------------------------------------------------------------------------------------


     $ .96             762,100              2.08                $ .96              60,000               $ .50
===================================================================================================================


           June 30, 1998 and 1997 Financial Statements are unaudited.

         In 1998, the Company granted options to purchase 581,000 shares of common stock at prices ranging from $1 to $7 per share to employees and directors. The shares vest over various periods from 2 months to 36 months. The options expire through February 2003.

         In January, February, and March 1998, the Company granted 100,000 options to consultants at $1 per share, of which 65,000 options vest at date of grant and 35,000 options vest ratably over a 36 month period. The options expire through February 2003.

7.       NOTES PAYABLE


                                                                                                         JUNE 30,
                                                                   DECEMBER 31,                            1998
                                                                       1997                             (UNAUDITED)
                                                                ------------------                  -------------------
Bank:
On January 3, 1997, the Company borrowed $100,000 from
a bank, bearing interest at 12% per annum and was payable
with monthly installments of $3,325 with the balance due
on April 3, 1998. On April 5, 1998, the loan was extended
to October 5, 1998 with monthly installment payments
of $3,325 and a final payment of $51,924 due October
5, 1998. The loan is collateralized by all assets of
the Company.                                                    $           75,757                  $            57,423
                                                                ==================                  ===================
Related Party:

Two notes payable on demand to an officer, director and         $           20,000                                   --
stockholder of the Company, interest payable monthly at
7% per annum, the note was paid in full in May 1998.
                                                                ==================                  ===================


8.       EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with certain members of management. The agreements expire through August 31, 2001. Future commitments are 1998-$375,000, 1999-$545,000, 2000-$505,000, and 2001- $68,250.

         The Company and its former President have entered into a severance agreement and mutual release pursuant to which the Company paid its former president $10,000 per month through March 7, 1998.

9.       RELATED PARTY TRANSACTIONS

         The Company has entered into various agreements with certain former outside directors to provide services in the year. One director has an agreement to coordinate the offering process in Vancouver for $3,500 a month. The agreement became effective August 1, 1997 and expires July 31, 1998.

         The Company has also been paying another former director and a shareholder $6,000 a month each to provide services with respect to sales, marketing, sales channel development and related administrative activities in the months of November and December 1997.

         The Company accepted subscription agreements for the private placement of 150,000 shares of the Company's common stock at $1.00 per share in March 1998. From the total private placement Philip Becker, the CEO & CTO of the Company, subscribed to purchase 100,000 shares of the Company's common stock. The private placement required the Company to seek the approval of the Vancouver Stock Exchange for the transaction. Due to the ownership level

           June 30, 1998 and 1997 Financial Statements are unaudited.

of the shareholder increasing to 20% of the outstanding shares in March 1998 the issuance of the common stock was subsequently restricted by the Vancouver Stock Exchange in May 1998. The Vancouver Stock Exchange authorized the Company to issue the shares, subject to shareholder approval of the private placement to Philip Becker. If shareholder approval is not received, the funds will be required to be remitted to the subscriber immediately. The Company has not yet scheduled a shareholders' meeting to seek approval for the above referenced transaction.

10. SUPPLEMENTAL DISCLOSURE TO STATEMENTS OF CASH FLOW AND NON CASH INVESTING AND FINANCING ACTIVITIES


Years ended December 31,                                                              1996                1997
----------------------------------------------------------------------------------------------------------------------
Cash paid for interest                                                          $           23,914   $         31,012
Convertible notes payable issued for consulting services and deferred
    offering costs                                                              $               --   $        116,000
Common stock issued for subscription receivable                                 $               --   $        200,000
Common stock issued for conversion of debt                                      $          130,555   $             --



           June 30, 1998 and 1997 Financial Statements are unaudited.

                         [BACK COVER PAGE OF PROSPECTUS]

                                     [logo]

                                   eSOFT, INC.

                                   PROSPECTUS

     NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING AND NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE REGISTERED SECURITIES OFFERED BY THIS PROSPECTUS OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER THE CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS


SUMMARY......................................................................2

RISK FACTORS.................................................................5

USE OF PROCEEDS..............................................................8

MANAGEMENT'S DISCUSSION AND ANALYSIS
     OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS........................9

BUSINESS....................................................................14

DESCRIPTION OF PROPERTY.....................................................22

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS................22

EXECUTIVE COMPENSATION......................................................24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............26

SELLING STOCKHOLDERS........................................................27

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS....................34

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................35

SALE OF SHARES BY SELLING STOCKHOLDERS......................................39

LEGAL MATTERS...............................................................40

DESCRIPTION OF SECURITIES...................................................40

EXPERTS.....................................................................40

AVAILABLE INFORMATION.......................................................40

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.........................F-1

SUMMARY OF ACCOUNTING POLICIES.............................................F-7

NOTES TO FINANCIAL STATEMENTS.............................................F-11

     UNTIL ________, 1998 (40 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               SEPTEMBER ___, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is incorporated in the state of Delaware. Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers and other representatives from liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation, against liabilities arising in any such action, suit or proceeding, expenses incurred in connection therewith, and against certain other liabilities.

     Article 8 of the Certificate of Incorporation of the Company provides that, to the furthest extent permitted by applicable law in effect from time to time, no director of the Company shall have any personal liability for monetary damages to the Company or its shareholders for breach of his fiduciary duty as a director, except that indemnity is not provided to a director whose conduct involves (i) a breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) unlawful distributions as defined in Section 174 of the Delaware General Corporation Law, and (iv) any transaction from which the director derived an improper personal benefit.

     Article 9 of the Certificate of Incorporation and the Bylaws of the Company provides similar indemnification provisions as that provided by Section 145 of the General Corporation Law of the state of Delaware. The Company will also indemnify any person who is serving or has served the Company as an officer to the same extent as a director.


ITEM 25  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, payable by the Company in connection with the sale of Common Stock being registered (all amounts are estimated except the Commission Registration Fee).

Commission Registration Fee.......................................................................          $   --
                                                                                                            -------
Blue Sky Qualification Fees and Expenses (including legal fees) (estimated).......................             .--*
Printing Expenses (estimated).....................................................................             .--*
Legal Fees and Expenses (estimated)...............................................................             .--*
Accountants' Fees and Expenses (estimated)........................................................             .--*
Miscellaneous Expenses (estimated)................................................................              --*
                                                                                                            -------
  Total...........................................................................................          $.  --*
                                                                                                            =======

* To be supplied by amendment.

ITEM 26  RECENT SALES OF UNREGISTERED SECURITIES

PRIVATE PLACEMENT TRANSACTIONS

     In September 1997 the Company sold in a private placement transaction 820,000 shares of Common Stock at $.50 per share to 25 investors, nine of which were U.S. Persons. In December, the Company sold to a venture capital fund 350,000 shares of Common Stock at $1.00 per share and warrants to purchase 87,500 shares of Common Stock at $1.00 per share for one year and $1.15 per share for a second year. The price paid for these warrants was $438.00. In February and March 1998, the Company sold 440,000 shares at $1.00 per share to officers, directors, key employees and consultants of the company. All of the sales to U.S. persons were made in reliance upon exemptions from the registration requirements of Section 5 of the 1933 Act provided by Rule 505 of Regulation D under the 1933 Act, and sales outside of the United States to non-U.S. persons were made in reliance upon Regulation S under the 1933 Act.

     In January 1998, the Company issued 90,000 shares of common stock to certain employees in reliance upon Rule 701 under the Securities Act of 1933 (the "Act").

     On March 16, 1998 the Company completed its Initial Public Offering (IPO), on the Vancouver Stock Exchange, of 1,550,000 shares of its common stock at a price of US $1.00 per share for a total offering of US $1,550,000. The offering was underwritten by C.M. Oliver & Company Ltd. (the "Agent") and was made pursuant to the requirements of Regulation S under the Securities Act of 1933 (the "Act") outside the U.S. and to non US Persons. The shares offered were therefore exempt from registration under the Act. The net cash proceeds to the Registrant from the Canadian Offering were approximately US $1,158,250 after payment of US $116,750 commissions to the Agent (7.5% of the offering price). The Company granted to the Agent for the Canadian Offering a non-transferable warrant (the "Agent's Warrant") to acquire up to 250,000 shares of Common Stock. The Agent's Warrant was exercisable at $1.00 per share until March 16, 1999, and thereafter at $1.15 per share until March 16, 2000. The Warrant was exercised by the Agent, a Canadian Broker Dealer and not a U.S. Person, on or before April 27, 1998 in reliance upon Regulation S and the proceeds to the Company were $250,000.

     On June 15, 1998, eSoft completed the private placement of 1,468,941 shares of its common stock at a price of $4.25 per share for a total offering of $6,243,000. The offering was placed through C.M. Oliver & Company Ltd. of Vancouver, B.C. (the "Agent"), which acted as agent in the offering, with the participation of other sub-agents and finders. The net cash proceeds to the Company from the private placement were approximately $5,467,000 after payment of expenses of the offering, estimated at $267,000, and payment of $507,825 (8.13% of the offering price) commissions to the Agent, sub-agents, and finders who will also be issued warrants to purchase 159,318 (10.85% of the offered shares) of eSoft's common stock at a price of US $4.25 in the first year and US $4.90 in the second year. Shares were sold in the offering to investors in Canada and Europe in reliance upon the exemption from registration of the shares under Regulation S under the Securities Act of 1933 (the "Act") (see Part II item 2, below), and to accredited investors in the United States in reliance upon Regulation D (Rule 505) under the Act. The shares issued in the private placement are eligible for the shortened hold period of four months in British Columbia pursuant to the requirements of BOR #97112 of the B.C. Securities Commission. eSoft has agreed to register the shares as soon as practicable under the U.S. Securities Act of 1933 for public sale in the United States.

PROMISSORY NOTES

     The Company issued to Transition Partners, Ltd. an $18,750 promissory note and a $10,250 promissory note, each payable on the earlier of January 2, 1999 or 30 days after the date of the Canadian Offering. The promissory notes were payable at the option of the Company by issuance of such number of shares of Common Stock, priced at the offering price to the public in the Canadian Offering, that in the aggregate equals the amount outstanding under the promissory note. The Company has paid the notes by the issuance of 29,000 shares of common stock at $1.00 per share.

     The Company issued to Copeland Consulting Group, Inc. an $18,750 promissory note and a $10,250 promissory note, each payable on the earlier of January 2, 1999 or 30 days after the date of the Canadian Offering. The promissory notes were payable, at the option of the Company by issuance of such number of shares of Common Stock, priced at the offering price to the public in the Canadian Offering, that in the aggregate equals the amount outstanding under the promissory note. The Company has paid the notes by the issuance of 29,000 shares of common stock at $1.00 per share.

     The Company issued to Pantheon Capital Ltd. a $37,500 promissory note and a $20,500 promissory note, each payable on the earlier of January 2, 1999 or 30 days after the date of the Canadian Offering. The promissory notes were payable, at the option of the Company by issuance of such number of shares of Common Stock, priced at the offering price to the public in the Canadian Offering, that in the aggregate equals the amount outstanding under the promissory note, and the Company has paid the notes by the issuance of 58,000 shares of common stock at $1.00 per share.

         The Company believes that the issuance of the promissory notes is exempt from the registration requirements of Section 5 of the Act by virtue of the exemption contained in Section 4(2) of the Act.

SEVERANCE AGREEMENT

     Pursuant to the Severance Agreement described above, the Company sold to Wayne Farlow 60,000 shares of Common Stock of the Company at a price of $0.50 per share, the par value of which was paid in cash ($600) with the balance to be paid by a non-recourse promissory note payable to the Company and due September 5, 1999.

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBITS
-------                      -----------------------
3.1           Articles of Incorporation*

3.1a          Certificate of Incorporation of New eSoft, Inc.***

3.1b          Certificate of Merger of eSoft, Inc. into New eSoft, Inc.***

3.2           Bylaws of eSoft*

3.2a          Bylaws of New eSoft, Inc.***

5.1           Legal Opinion

10.1 Severance Agreement and Mutual Release dated December 19, 1997 between the Company and Wayne Farlow*

10.2          Agency Agreement with C.M. Oliver Capital***

10.2a         Agent's Warrant****

10.3          Lease Agreement dated September 18, 1997 between the Company and
              Aspen Industrial Park Partnership**

10.6          Voting Agreement dated September 2, 1997 between Philip Becker,
              Pantheon Capital Ltd. and Transition Partners, Ltd.*

10.6a         Termination Agreement***

10.7          Registration Rights Agreement dated September 2, 1997 between
              Transition Partners, Ltd., Pantheon Capital Ltd. and the Company*

10.8 Agreement dated May 6, 1997 between Transition Partners, Ltd. and the Company*

10.9          Agreement dated October 14, 1997 between Transition Partners, Ltd.
              and the Company*

10.10         Amendment to Agreement dated August 22, 1997 between Transition
              Partners, Ltd. and the Company*

10.11         Second Amendment to Agreement dated November 11, 1997 between
              Transition Partners, Ltd. and the Company*

10.12         Stock Option Agreement dated November 11, 1997 between Transition
              Partners, Ltd. and the Company*

10.12a        Amended Stock Warrant Agreement dated January 29, 1998*** 10.13
              Consulting Agreement dated August 1, 1997 between the Company and
              Kent Nuzum*

10.14         Consulting Agreement dated August 22, 1997 between Pantheon
              Capital Ltd. and the Company*

10.15         Amendment to Consulting Agreement dated August 22, 1997 between
              Pantheon Capital Ltd. and the Company*

10.16         Stock Option Agreement dated November 11, 1997 between Pantheon
              Capital Ltd. and the Company*

10.16a        Amended Stock Warrant Agreement dated January 29, 1998***

10.17         Stock Option Agreement dated November 11, 1997 between Copeland
              Consulting Group, Inc. and the Company*

10.17a        Amended Stock Warrant Agreement dated January 29, 1998***

10.18 Employment Agreement dated September 2, 1997 between Philip Becker and the Company*

10.19         Form of Employee Confidentiality Agreement***

10.20         Termination Agreement terminating Software Development and
              Consulting Agreements***

10.21         Promissory Note to First National Bank of Arvada, Colorado***

10.22         Proposal for financing arrangement from Colorado National Bank***

10.23 Employment Agreement dated March 6, 1998 between Regis Frank and the Company****

10.24 Employment Agreement dated March 6, 1998 between Robert C. Hartman and the Company****

10.25 Employment Letter dated October 7, 1997 between Jason M. Rollings and the Company*****

10.26         Proposed Employment Agreement between Thomas R. Tennessen and the
              Company*****

10.27         Employment Agreement between Thomas R. Tennessen and the Company(a)

10.28         Employment Agreement between James R. Bell and the Company(a)

10.29         Employment Letter between James M. Love and the Company(a)

10.30         Consulting Retainer Agreement(a)

10.31         Form of Distributor Agreement(a)

23.1          Consent of Certified Public Accountants(a)

27            Financial Data Schedule(b)

-------------------------------

*        Filed with Registration Statement on Form 10-SB on December 22, 1997.

**       Filed with Registration Statement on Form SB-2 on December 24, 1997.

***      Filed with Amendment No. 1 to Registration Statement on Form 10-SB on
         February 18, 1998.

**** Filed with Amendment No. 1 to Registration Statement on Form SB-2, filed March 24, 1998.

*****    Filed with Amendment No. 2 to Registration Statement on Form SB-2, filed
         April 17, 1998.

(a)      Filed with Registration Statement on Form SB-2 on August 19, 1998.

         (b)      Financial Statement Schedules

                  None

ITEM 28

I.   UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the Company's Bylaws or the Certificate of Incorporation, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned hereby undertakes that:

     (1) for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II.  UNDERTAKING PURSUANT TO REGULATION 415

     The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to (a) include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Act"), (b) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (c) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form SB-2 and has authorized this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on September 29, 1998.

                              eSOFT, INC.

                              By:   /s/ Philip L. Becker
                                  -------------------------------------------
                                  Philip L. Becker, Chairman, Chief Executive
                                  Officer and Chief Technology Officer

                                POWER OF ATTORNEY

     In accordance with the requirements of the Securities Act of 1933 as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURES                                        TITLE                               DATE
                ----------                                        -----                               ----
/s/ Philip L. Becker                             Chairman, Chief Executive Officer, Chief        September 29, 1998
----------------------------------------         Technology Officer and Director
Philip L. Becker


/s/ Thomas R. Tennessen                          Secretary, Treasurer and Chief Financial        September 29, 1998
----------------------------------------         Officer (Principal Financial and Accounting
Thomas R. Tennessen                              Officer)


/s/ Regis A. Frank                               President, Chief Operation Officer and          September 29, 1998
----------------------------------------         Director
Regis A. Frank


/s/ Michael W. Johnson *                         Director                                        September 29, 1998
----------------------------------------
Michael W. Johnson


/s/ Richard B. Rice *                            Director                                        September 29, 1998
----------------------------------------
Richard B. Rice

*By  /s/ Thomas R. Tennessen
     -----------------------------------
     Attorney-in-fact